Exhibit 99.2

NOT APPROVED FOR SOLICITATION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Case No. 09-11713 (KG)
)
PACIFIC ETHANOL HOLDING CO. LLC, et al.	)
	)	Chapter 11
Debtors.1)		Jointly Administered
)
)
)
)
)
)
)

DISCLOSURE STATEMENT FOR DEBTORS’
JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated: March 26, 2010
Wilmington, Delaware

POTTER ANDERSON & CORROON LLP
Steven M. Yoder (DE Bar No. 3885)
Jeremy W. Ryan (DE Bar No. 4057)
Etta R. Wolfe (DE Bar No. 4164)
Hercules Plaza, Sixth Floor
1313 North Market Street
Wilmington, Delaware 19899
Telephone: (302) 984-6000
Facsimile: (302) 658-1192_

-AND-

COOLEY GODWARD KRONISH LLP

Lawrence C. Gottlieb (LB 2565) Richard S. Kanowitz (RK 0677) 1114 Avenue of the Americas
New York, New York 10036
Telephone: (212) 479-6000 Facsimile: (212) 479-6275

Counsel for Debtors and Debtors in Possession

_______________
1 The Debtors consist of: Pacific Ethanol Holding Co. LLC (EIN: XX-XXX6981); Pacific Ethanol Madera LLC (EIN: XX-XXX339); Pacific Ethanol Columbia, LLC (EIN: XX-XXX9392); Pacific Ethanol Sotckton LLC (EIN: XX-XXX8349); Pacific Ethanol Magic Valley, LLC (EIN XX-XXX7391). Pacific Ethanol Holding Co. LLC is the sole member of each of the other Debtors. The mailing address for Pacific Ethanol Holding Co. LLC is 400 Capitol Mall, Suite 2060, Sacramento, CA 95814.

DISCLOSURE STATEMENT, DATED MARCH 26, 2010 AND SOLICITATION OF
VOTES WITH RESPECT TO THE DEBTORS’ JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The Debtors believe that the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 26, 2010 and attached as Exhibit I hereto (the “Plan”) is in the best interests of creditors.  All creditors entitled to vote thereon are urged to vote in favor of the Plan.  Detailed voting instructions are set forth below, and contained on the Ballots distributed to creditors entitled to vote on the Plan.  To be counted, your Ballot must be duly completed, executed and received by 5:00 p.m. (Eastern time), on [___], 2010 (the “Voting Deadline”), unless otherwise extended by the Debtors.

As discussed below, the effectiveness of the proposed Plan is subject to material conditions precedent, some of which may not be satisfied.

No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation, other than as contained in this Disclosure Statement and the exhibits hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors.  Although the Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time after the date hereof.

By an order of the Bankruptcy Court dated [__], 2010 (the “Solicitation Order”) attached hereto as Exhibit II, this Disclosure Statement has been approved as containing “adequate information” for creditors and equity security holders of the Debtors in accordance with section 1125 of the Bankruptcy Code.  The Bankruptcy Code defines “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor's books and records . . . that would enable . . . a hypothetical investor of the relevant class to make an informed judgment about the plan, but adequate information need not include such information about any other possible or proposed plan . . . .”  11 U.S.C. § 1125(a)(1).

All creditors are encouraged to read and carefully consider this entire Disclosure Statement, including the Plan attached as Exhibit I hereto and the Risk Factors described in Article VII hereof prior to submitting Ballots in response to this solicitation.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto and documents described therein as being filed before approval of the Disclosure Statement.  The Debtors will file all exhibits to the Plan with the Bankruptcy Court.  The Plan and its corresponding exhibits will also be available for review on the Website of Debtors' voting agent, Epiq Bankruptcy Solutions, LLC, at http://chapter11.epiqsystems.com.

The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors and other information regarding the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to any contested matter and adversary proceeding, is not to be construed as an admission or stipulation, but rather as a statement made in settlement negotiations.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors' businesses.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described below under the caption “Risk Factors” in Article VII hereof.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward looking statements.  The Debtors do not undertake any obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any securities exchange or association nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein.

All capitalized terms used in this Disclosure Statement and not otherwise defined herein will have the meanings given to them in the Plan.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBIT I	Debtor’s Joint Plan of Reorganization

EXHIBIT II	Solicitation Order

EXHIBIT III	Chapter 7 Liquidation Analysis

EXHIBIT IV	Financial Projections and Valuation

-v-

I.	PRELIMINARY STATEMENT AND EVENTS LEADING UP TO CHAPTER 11 FILINGS

The Debtors consist of Pacific Ethanol Holding Co. LLC (“PEH”) and four privately held limited liability companies – Pacific Ethanol Madera LLC (“PE Madera”), Pacific Ethanol Columbia, LLC (“PE Boardman”), Pacific Ethanol Stockton LLC (“PE Stockton”) and Pacific Ethanol Magic Valley, LLC (“PE Magic Valley”, collectively with PE Madera, PE Boardman and PE Stockton, the “Plant LLCs” and each a “Plant LLC”).  Each Plant LLC owns an ethanol plant with a current combined ethanol production capacity of over 200 million gallons per year (“MGY”).  PEH is a privately held limited liability holding company and sole owner of the Plant LLCs.

The Debtors’ four ethanol plants are as follows:

●	Madera Plant--located in Madera, California commenced operations in October 2006 and has an annual production capacity of up to 40 MGY.

●	Boardman Plant--located in Boardman, Oregon, commenced operations in September 2007 and has an annual production capacity of up to 40 MGY.

●	Magic Valley Plant--located in Burley, Idaho, (Magic Valley) commenced operations in April 2008 and has an annual production capacity of up to 60 MGY.

●	Stockton Plant--located in Stockton, California, commenced operations in September 2008 and has an annual production capacity of 60 MGY.

At the present time, the Boardman Plant and the Magic Valley Plant are operating.  The Madera Plant and Stockton Plant are in Cold Shutdown.

Prior to the filing of the Chapter 11 Cases on May 17, 2009 (the “Petition Date”), the Debtors were the production facilities for Pacific Ethanol, Inc. (“PEI”), a public company, and its subsidiaries (collectively the “PEI Group”).  PEI owns 100% of the equity interests of Pacific Ethanol California, Inc. (“PECA”), which is the sole member of PEH.  The Plant LLCs are managed by PEI and the ethanol and its co-products, including wet distillers grain (“WDG”), produced at the ethanol plants are marketed and sold to customers primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington by PEI Group affiliates under arms-length commercial contracts as more fully described below.  The ethanol is sold to gasoline refining and distribution companies, while the WDG is sold to dairy farm operators and animal feed distributors for consumption by farm animals, including dairy cows and beef cattle.  The ethanol plants were built at their locations as part of a destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both ethanol and WDG.

Each of the Debtors is managed by PEI, pursuant to an Asset Management Agreement entered into on May 14, 2009 (as amended, restated, supplemented or otherwise modified, the “Management Agreement”).  Under the Management Agreement, PEI is retained by each Plant LLC as an independent contractor to, inter alia, (i) preserve in Cold Shutdown the Madera Plant and Stockton Plant and (ii) operate and maintain the Boardman Plant and the Magic Valley Plant.  In addition, the Plant LLCs’ workforce is employed directly through PEI.  Under the Management Agreement, PEI disburses funds for the payrolls for the Plant LLCs and is reimbursed by the Plant LLCs.  Under the Management Agreement, PEI also provides all management and administrative services for the Plant LLCs and PEH.

Each Plant LLC is a party to a written marketing agreement with Kinergy Marketing LLC (“Kinergy”), pursuant to which each Plant LLC grants Kinergy the exclusive right to market, purchase and sell the Plant LLC’s ethanol (as amended, restated, supplemented or otherwise modified, collectively, the “Kinergy Marketing Agreement”).  PEI is the sole member of Kinergy.  Pursuant to the terms of the Kinergy Marketing Agreement, within ten days after a Plant LLC delivers ethanol to Kinergy, that Plant LLC is paid an amount equal to the (i) estimated purchase price; minus (ii) the estimated amount of transportation costs; minus (iii) the estimated amount of the applicable incentive fee (incentive fee is one percent (1%) of the aggregate purchase price).  In connection with each such payment, Kinergy delivers to the respective Plant LLC a statement detailing its estimated calculations and within the first five business days of each calendar month the parties reconcile and “true-up” the actual purchase price, transportation costs and incentive fees for all transactions entered into since the previous payment adjustment date.  The amount of such true-up is paid by the party owing such amount within five business days after the reconciliation.

 Pacific Ag. Products, LLC (“Pacific Ag”) procures all of the corn feedstock for the Plant LLCs pursuant to that certain Corn Procurement and Handling Agreement dated February 27, 2007 (as amended, restated, supplemented or otherwise modified, the “Corn Procurement Agreement”).  Pacific Ag’s sole member is PECA.  Pacific Ag has sourced corn from over 30 loading origins in the western and central corn belt for delivery to destination ethanol facilities.  In addition to entering into purchase contracts for the corn on behalf of the Plant LLCs, Pacific Ag coordinates unit train logistics with the Plant LLCs to help ensure proper inventory levels and timely delivery.  Pacific Ag earns a procurement and handling fee from PEH.

Pacific Ag also markets WDG and syrup co-products from the Plant LLCs, manages all scheduling and logistics of WDG and syrup truckloads, invoices customers, and handles all credit and collections issues on behalf of the Plant LLCs.  Within ten days after a Plant LLC delivers WDG and/or syrup co-products to Pacific Ag, that Plant LLC is paid an amount equal to (i) the estimated purchase price; minus (ii) the estimated amount of transportation costs; minus (iii) the estimated amount of the applicable incentive fee (the incentive fee is the greater of (x) the product of five percent (5%) multiplied by the aggregate amount of the purchase price and (y) the product of two dollars ($2.00) multiplied by each ton sold in such transaction).   In connection with each such payment, Pacific Ag delivers to the Plant LLC a statement detailing its estimated calculations and within the first five business days of each calendar month the parties reconcile and “true-up” the actual purchase price, transportation costs and incentive fees for all transactions entered into since the previous payment adjustment date.  The amount of such true-up is paid by the party owing such amount within five business days after the reconciliation.  With the exception of the procurement and marketing fees mentioned above, substantially all of Pacific Ag's gross billings for co-products are paid out to the Plant LLCs on 10 day and 30 day terms, respectively.  Pacific Ag offers 30 day terms to qualified customers and typically collects receivables from the end customer in 40 to 45 days.

The Debtors’ liquidity is materially affected by uncertain commodity prices for corn, natural gas and ethanol.  Indeed, the ethanol industry has experienced significant adverse conditions over the course of the last twelve months.  Corn and ethanol prices have been highly volatile, do not necessarily fluctuate in the same direction (i.e., high corn prices do not necessarily result in high ethanol prices), and are impacted by a number of factors beyond the Debtors’ control.  Ethanol prices are generally influenced by the supply and demand for gasoline, the availability of substitutes and the effect of related laws and regulations.  By contrast, corn prices are not significantly related to gasoline supply and demand, rather the availability and price of corn are subject to wide fluctuations due to unpredictable factors such as weather conditions during the corn growing season, crop yields, governmental policy with respect to agriculture and international supply and demand.

Additionally, the Debtors also incur other major costs including natural gas, transportation, and the purchase price of ethanol from other producers, which in turn are also highly volatile and difficult to forecast.  During the latter part of 2008, the price of ethanol declined precipitously, causing the Debtors’ gross margins to decrease.  In addition to decreasing margins, operating costs increased as a result of the construction of three additional ethanol plants in 2007 and 2008.  Ultimately, sizeable fluctuations in the price of corn, natural gas and ethanol, coupled with obligations to service the Debtors’ debt in the face of continued lack of liquidity in the credit markets since 2007 and the inability to raise additional investment capital from depressed equity markets, have precipitated these Chapter 11 Cases.

On March 26, 2010, the Debtors filed the Plan, the purpose of which is to bring the Chapter 11 Cases to a close by settling the remaining outstanding claims against the Estates through a Reorganization Transaction, as discussed more fully below.

II.	OVERVIEW OF THE PLAN2

A.	Introduction

The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding purpose of a chapter 11 case.  A plan may provide anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of assets.  In either event, upon confirmation, the plan becomes binding on the debtor and all of its creditors and stakeholders, and the obligations owed by the debtor to those parties are compromised and exchanged for the obligations specified in the plan.

The primary objectives of the Plan are to: (a) maximize the value of the ultimate recoveries for creditors on a fair and equitable basis; and (b) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of the Estates and creditors.  The Plan provides for the distribution, after the payment of expenses of the Estates, of cash, new equity interests and/or debt securities to the holders of Allowed Claims as and to the extent provided for in the Plan.  The Plan also provides for, among other things:  (i) the resolution of all claims against each of the Debtors in the manner set forth below and in the Plan; (ii) the assumption or rejection of certain executory contracts and unexpired leases to which one or more of the Debtors is a party, and (iii) certain other transactions necessary to effectuate the terms of the Reorganization Transaction and the Plan.

_____________________
2
The overview of the Plan set forth herein is designed to simply provide a summary of the Plan's terms.  To the extent that anything set forth in this Disclosure Statement is inconsistent with the terms of the Plan, the Plan will govern.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation are that the plan: (i) be accepted by the requisite holders of claims and interests in impaired classes of the debtor; (ii) is in the “best interests” of each holder of a claim or interest in each impaired class under the plan for the debtor; and (iii) complies with the applicable provisions of the Bankruptcy Code.  In this instance, only holders of Allowed Claims in Class 4 (Prepetition Facility Claims), Class 5 (Roll-Up Claims), and Class 6 (General Unsecured Claims) are impaired and therefore entitled to vote on the Plan.  Holders of Claims in Class 1 (Other Priority Claims), Class 2 (Secured Tax Claims), Class 3 (Other Secured Claims) and Class 9 (Subsidiary Equity Interest Claims) are not entitled to vote on the Plan and are deemed to have accepted the Plan.  Holders of Claims in Class 7 (Subordinated Claims) and Class 8 (PEH Equity Interests) are not entitled to vote on the Plan and are deemed to have rejected the Plan.  See Section D(3) of this Disclosure Statement for a discussion of Bankruptcy Code requirements for Plan confirmation.

B.	Plan Requirements for a Qualifying Transaction

The Plan requires, among other things, that the consummation of the Reorganization Transaction shall be conditioned upon the occurrence of each of the following on or prior to the Effective Date, (i) all DIP Advance Claims will be paid in full, as and to the extent provided for in Section 6.01(c) of the Plan, (ii) the holders of Roll-Up Claims will receive Exit Facility Term A-2 Loans, as and to the extent provided for in Section 6.01(c) of the Plan, (iii) the holders of Pre-Petition Facility Secured Claims will receive Exit Facility Term B Loans, as and to the extent provided for in Article VI of the Plan, and each such holder will own its respective share of New PE Holdco (and the transactions set forth in Article VI of the Plan shall have been consummated such that New PE Holdco will be the owner of all the membership interests in Reorganized PEH, and Reorganized PEH shall be the owner of all the membership interests of the Reorganized Subsidiaries), (v) all Allowed Administrative Claims, Other Priority Claims, Secured Tax Claims, Priority Tax Claims and Other Secured Claims will be paid in full or otherwise satisfied as provided in Articles II and IV of the Plan, as applicable, (vi) the Plan Administration Budget shall have been established as provided for in the Plan, and (vi) the GUC Amount will be fully funded.

C.	Summary of Classes and Treatment of Claims and Interests

The estimated aggregate amount of claims in each class, and the estimated amount and nature of consideration to be distributed to each class, is summarized in the table below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.  Additionally, DIP Advance Claims and Professional Compensation and Reimbursement Claims are unimpaired by the Plan and therefore have not been classified.  All other Claims have been classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan.

The estimated amount of Claims shown in the table below are based upon the Debtors' preliminary review of their books and records and may be revised substantially following further analysis. There can be no guaranty that the Debtors' estimates will prove to be accurate.

The amount designated in the table below as “Estimated Percentage Recovery” for each Class is the quotient of the estimated cash to be distributed to holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class.  For a discussion of various factors that could materially affect the amount of cash to be distributed to unsecured creditors under the Plan, see Article VII.

SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN

Class	Treatment	Status/ Right to Vote	Estimated Aggregate Amount of Allowed Claims or Interests	Estimated Recovery Percentage
Class 1 (Other Priority Claims)	Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim as soon as is practicable following the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim.	Unimpaired Not Entitled to Vote (deemed to accept)	$0	100%
Class 2 (Secured Tax Claims)

Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Plan Administrator, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a rate to be determined pursuant to section 511 of the Bankruptcy Code, commencing upon the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim through the fifth (5th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or (iii) such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. The Holder of an Allowed Secured Tax Claim shall not be entitled to assess any premium or penalty on such Claim and any asserted premium or penalty shall be deemed disallowed and expunged under the Plan without the need for a further order of the Bankruptcy Court.

		Unimpaired Not Entitled to Vote (deemed to accept)	$361,352.00	100%

Class	Treatment	Status/ Right to Vote	Estimated Aggregate Amount of Allowed Claims or Interests	Estimated Recovery Percentage
Class 3 (Other Secured Claims)

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, as soon as is practicable following the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, at the sole option of the Plan Administrator, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any non-default interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any non-default interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim.

		Unimpaired Not Entitled to Vote (deemed to accept)	$0	100%
Class 4 (Prepetition Facility Claims)

Except to the extent that a holder of a Prepetition Facility Claim agrees to a less favorable treatment, each holder of a Prepetition Facility Claim shall receive on the Effective Date or as soon thereafter as is practicable, its share of the Exit Facility Term B Loans, as and to the extent provided for in Article VI of the Plan.  In addition, such holder will own its share of New PE Holdco which, after giving effect to the transactions set forth in Article VI of the Plan, will be the owner of all the membership interests in Reorganized PEH.  In connection with, and subject to, the consummation of the Reorganization Transaction, the Prepetition Facility Claims shall be satisfied in full.

		Impaired Entitled to Vote	$244,475,108	N/A

Class	Treatment	Status/ Right to Vote	Estimated Aggregate Amount of Allowed Claims or Interests	Estimated Recovery Percentage
Class 5 (Roll-Up Claims)	Except to the extent that a holder of a Roll-Up Claim agrees to a less favorable treatment, each holder of a Roll-Up Claim shall receive on the Effective Date or as soon thereafter as is practicable its share of the Exit Facility Term A-2 Loans, as and to the extent provided for in Section 6.01(c) of the Plan.	Impaired Entitled to Vote	$50,000,000	N/A
Class 6 (General Unsecured Claims)

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of the GUC Amount.  The Disbursing Agent shall make an initial distribution, and one or more distributions thereafter, as and when determined by the Plan Administrator, from the GUC Account to holders of Allowed General Unsecured Claims on the Effective Date or as soon thereafter as is practicable, after the imposition of a reserve for all Disputed General Unsecured Claims (i.e., a reserve equal to the then applicable aggregate distribution percentage multiplied by the aggregate total of the full face amount of all Disputed General Unsecured Claims).  As Disputed General Unsecured Claims are resolved, the Disbursing Agent shall make one or more additional distributions from the GUC Account to holders of Allowed General Unsecured Claims, in each case so as to effectuate such Catch-Up Distributions as are warranted.

		Impaired Entitled to Vote	$300,000	Per Settlement
Class 7 (Subordinated Claims)	No property will be distributed to or retained by the holders of Subordinated Claims on account of such Claims.	Impaired Not Entitled to Vote (deemed to reject)	$0	0%

Class	Treatment	Status/ Right to Vote	Estimated Aggregate Amount of Allowed Claims or Interests	Estimated Recovery Percentage
Class 8 (PEH Equity Interests)	No property will be distributed to or retained by the holders of PEH Equity Interests on account of such PEH Equity Interests. All PEH Equity Interests shall be deemed extinguished effective as of the Effective Date.	Impaired Not Entitled to Vote (deemed to reject)	$257,439,341	0%
Class 9 (Subsidiary Equity Interests)	All Subsidiary Equity Interests shall remain unimpaired as provided for in Section 5.05 of the Plan, and shall survive in full force and effect on and after the Effective Date solely for the purpose of preserving the corporate structure for the benefit of the Holders of Prepetition Facility Claims, such that as of the Effective Date, Reorganized PEH shall be the owner of all the membership interests of the Reorganized Subsidiaries	Unimpaired Not Entitled to Vote (deemed to accept)	$0	100%

D.	Voting on and Confirmation of the Plan

1.	Voting Procedures and Requirements

Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of a plan of liquidation or reorganization, and who receive distributions under such plan, are entitled to vote to accept or reject the plan.  Generally, a class is “impaired” under a plan unless such plan leaves unaltered the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.  Classes of claims and interests that are not impaired are not entitled to vote on the plan and are conclusively presumed to have accepted the plan.

As set forth in the above chart, holders of Claims in Classes 4, 5, and 6 are entitled to vote on the Plan, Class 1, 2, 3, and 9 are not entitled to vote on the Plan and are deemed to have accepted the Plan, and Class 7 and 8 are not entitled to vote on the Plan and are deemed to have rejected the Plan.  If at least one of the Classes entitled to vote on the Plan votes to accept the Plan, (a) the Debtors may seek to satisfy the requirements for Confirmation of the Plan under the cramdown provisions of section 1129(b) of the Bankruptcy Code and, (b) if required, may amend the Plan to conform to the standards of such section.

Please carefully follow all of the instructions contained on the Ballot or Ballots provided to you with this Disclosure Statement if you are entitled to vote on the Plan.  All Ballots must be completed and returned in accordance with the instructions provided.

To be counted, your Ballot or Ballots must be received by [____________, 2010] (the “Voting Deadline”) at the address set forth on the preaddressed envelope provided to you.  It is of the utmost importance to the Debtors that you vote promptly to accept the Plan.

If you are entitled to vote and did not receive a Ballot, received a damaged Ballot or lost your Ballot, please call the Debtors' voting agent, Epiq Bankruptcy Solutions, LLC, at (646) 282-2400.  Also, this Disclosure Statement, the Plan and all of the related exhibits and schedules are available, without charge, to any party in interest at http://chapter11.epiqsystems.com.

Votes cannot be transmitted orally, by facsimile, or by email.  Accordingly, you are urged to return your signed and completed Ballot, by hand delivery, overnight service or regular U.S. mail, promptly, so that it is received by the Debtors' voting agent on or before the Voting Deadline.

2.	Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after proper notice to parties in interest, to hold a hearing on whether the Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code.  The Confirmation Hearing with respect to the Plan has been scheduled for [_________], 2010 at [____] p.m. (Eastern time) before the Honorable Kevin Gross, United States Bankruptcy Judge of the United States Bankruptcy Court for the District of Delaware at 824 North Market Street, 6th Floor, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.  Any objection to confirmation must be made in writing and must specify in detail the name and address of the objecting party, all grounds for the objection and the amount of the Claim held by the objecting party.  Any such objections must be filed and served upon the persons designated in the notice of the Confirmation Hearing and in the manner and by the deadline described therein.

3.	Confirmation Requirements

To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including, without limitation, that:

●	the Plan has classified Claims and Equity Interests in a permissible manner;

●	the Plan complies with the applicable provisions of the Bankruptcy Code;

●	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

●	the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law;

●	the disclosure regarding the Plan required by section 1125 of the Bankruptcy Code has been made;

●
the Plan has been accepted by all impaired classes of claims and interests by the requisite number of votes; or, alternatively, at least one class of impaired claims or interests has voted to accept the plan (without counting the votes of insiders), and the plan otherwise meets the “cramdown” requirements with respect to any rejecting classes of claims or interests;

●	the Plan is feasible;

●
all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on or after the Effective Date; and

●
the disclosures required under section 1129(a)(5) of the Bankruptcy Code concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the Debtors or the successors to the Debtors have been made.

4.	Best Interests Test; Liquidation Analysis

In order to confirm the Plan, the Bankruptcy Court also must determine that the Plan is in the “best interest” of each holder of a Claim or Equity Interest in any such impaired Class who has not voted to accept the Plan.  Accordingly, if an impaired Class does not accept the Plan as required under the Bankruptcy Code, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member's Claim or Equity Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

To estimate what members of each impaired Class of Claims or Equity Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Chapter 11 Cases were converted to a chapter 7 case under the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee (the “Liquidation Value”).  The Liquidation Value of the Debtors would consist of the net proceeds received from the disposition of the Debtors' assets plus any cash held by the Debtors.

The Liquidation Value available to holders of Claims or Equity Interests that are not Secured Claims would be reduced by, among other things:  (i) the Claims of secured creditors to the extent of the value of their collateral; (ii) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 case; (iii) unpaid Administrative Expense Claims of the Chapter 11 Cases; and (iv) Other Priority Claims.  The Debtors' costs of liquidation in chapter 7 cases would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable taxes, litigation costs, claims arising from the administration of the Debtors during the pendency of the chapter 7 cases and all unpaid administrative claims incurred by the Debtors during the Chapter 11 Cases that are allowed in the chapter 7 cases.

The information contained in Exhibit III hereto provides a summary of the Liquidation Values of the Debtors' interests in property, assuming a chapter 7 liquidation in which one or more trustees appointed by the Bankruptcy Court would liquidate the Debtors' properties and interests.  In summary, the Debtors believe that chapter 7 liquidations would result in diminution in the value to be realized by holders of Claims, as compared to the proposed distributions under the Plan.  Consequently, the Debtors believe that the Plan will provide a greater ultimate return to holders of Claims than would a chapter 7 liquidation of the Debtors.

5.	Conditions Precedent to the Effectiveness of the Plan

In addition to the requirements for confirmation set forth in the Bankruptcy Code, the Plan itself sets forth certain conditions that must be met before the Effective Date can occur and the Plan can be consummated.  These conditions include:

(a)  The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered and become a Final Order;

(b)  The Reorganization Transaction satisfying the requirements of Section 5.02 of the Plan shall have been consummated and the amounts specified in Section 5.02 of the Plan shall have been fully paid or funded, as applicable;

(c)  All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

(d)  The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, audited financial statements, and documents that are necessary to implement the Plan and consummate the Reorganization Transaction, and that are required by law, regulation, or order; and

(e)  Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

E.	Effect of Nonoccurrence of Conditions to the Effective Date and Amendments to or Revocation of the Plan

In the event that one or more of the conditions specified in Section 11.01 of the Plan have not occurred or otherwise been waived pursuant to Section 11.03 of the Plan on or before the thirty first day after the date the Confirmation Order is entered by the Bankruptcy Court, as such date may be extended from time to time by the mutual agreement of the Exit Facility Agent and the Debtors, in their respective sole and absolute discretion, (i) the Confirmation Order shall be vacated, (ii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iii) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged (subject to a reduction of such Claims for any amounts distributed by the Plan Administrator prior to such date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

F.	Alternatives to Confirmation and Consummation of the Plan

If no plan of reorganization under chapter 11 of the Bankruptcy Code can be confirmed, the Chapter 11 Cases may be converted to chapter 7 cases.  As previously discussed, in a liquidation case under chapter 7 of the Bankruptcy Code, a trustee or trustees would be appointed to liquidate the remaining assets of each Debtor and distribute proceeds to creditors.  The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by chapter 7 of the Bankruptcy Code.  The Debtors believe that confirmation and consummation of the Plan is in the best interests of the Estates and would provide a greater ultimate return to creditors than a conversion of these Chapter 11 Cases to chapter 7.

G.	Nonconsensual Confirmation

Pursuant to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one impaired Class has accepted the Plan and, as to each impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such impaired Class.

The Debtors reserve the right to proceed with confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code and, in connection therewith modify the terms of the Plan as necessary for confirmation without the acceptance of all impaired Classes.  Such modification could result in less favorable treatment for any non-accepting Classes than the treatment currently provided for in the Plan.

H.	Modification of the Plan

The Debtors are in continuing discussions with PEI regarding PEI’s possible participation in the Reorganization Transaction, including the potential acquisition of membership interests in New PE Holdco.  If these negotiations result in an agreement on terms mutually agreeable to all parties, the Plan will be amended or modified as necessary to accommodate such agreement.

III.	CAPITAL STRUCTURE AS OF THE PETITION DATE

A.	General

As of the Petition Date, the Debtors' primary liabilities consisted of:  (1) a senior secured credit facility; (2)  unsecured trade debt; and (3) lease obligations.  These liabilities are described in more detail below.

B.	Secured Debt

As of the Petition Date, the aggregate principal amount of the Debtors’ secured indebtedness was approximately $261,332,784 plus accrued and unpaid interest, fees and other costs and consisted of, among other things, construction/project financing, term loans, a revolving loan facility, swap obligations and a note payable.  Each of the Debtors are parties to a certain Credit Agreement, dated as of February 27, 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Debtors, WestLB AG, New York Branch, as administrative agent and collateral agent (“WestLB”) and the syndicate lenders and account bank party thereto (the “Prepetition Credit Agreement”).

The Credit Agreement provides for (i) a construction loan facility in an aggregate amount of up to $247,307,692 which converted into a term loan facility comprised of two tranches: (a) Tranche A (approximately $141,120,192 in principal amount outstanding as of the Petition Date) and (b) Tranche B (approximately $86,187,500 in principal amount outstanding as of the Petition Date); (ii) a working capital facility (approximately $19,174,561 in principal amount outstanding as of the Petition Date); and (iii) letters of credit (approximately $825,439 outstanding as of the Petition Date).  The primary purpose of the Prepetition Credit Agreement was to provide debt financing in connection with the development, construction, installation, engineering, procurement, design, testing, start-up, operation and maintenance of the Debtors’ Plants.  The obligations owed under the Prepetition Credit Agreement are secured by substantially all of the assets of the Debtors, a pledge of the equity interests in each of the Debtors, and a support arrangement from PEI.

On February 17, 2009, the Debtors entered into that certain Limited Waiver and Forbearance Agreement dated February 17, 2009 (the “First Waiver and Forbearance Agreement”).  Among other things, the First Waiver and Forbearance Agreement permitted the Debtors to withdraw the funds otherwise required to be reserved in the Stockton Construction Account (as defined therein) and to use those funds in accordance with the Initial 13-Week Cash Flow Forecast (as defined therein).  The First Waiver and Forbearance Agreement also provided that WestLB and the senior secured lenders would forbear from exercising their rights and remedies under the Credit Agreement on the terms and conditions set forth in the First Waiver and Forbearance Agreement.

On February 27, 2009, the Debtors entered into a Second Limited Waiver and Forbearance Agreement (the “Second Waiver and Forbearance Agreement”).  Among other things, the Second Waiver and Forbearance Agreement provided that WestLB and the senior secured lenders would further forbear from exercising their rights and remedies under the Credit Agreement and related documents and applicable law, on the terms and conditions set forth in the Second Waiver and Forbearance Agreement, for a period of time commencing on February 27, 2009 and ending on the earliest to occur of (i) March 31, 2009, (ii) the date that any new default occurs under the Credit Agreement or a default occurs under the Second Waiver and Forbearance Agreement, and (iii) the date on which all obligations have been paid in full and the Credit Agreement has been terminated.  Additionally, the Second Waiver and Forbearance Agreement provided that the Debtors would not be required to make their interest payments due and payable on February 27, 2009 until the termination of the Forbearance Period.  Further, the Second Waiver and Forbearance Agreement provided that Debtors may withdraw funds otherwise required to be maintained in a debt service reserve account and use such funds in accordance with an agreed-upon 13-week cash flow forecast.

On March 31, 2009, the Debtors entered into a Third Forbearance Agreement (the “Third Forbearance Agreement”).  Among other things, the Third Forbearance Agreement provided that WestLB and the senior secured lenders would further forbear from exercising their rights and remedies under the Credit Agreement and related documents and applicable law, on the terms and conditions set forth in the Third Forbearance Agreement, for a period of time commencing on March 31, 2009 and ending on the earliest to occur of (i) April 30, 2009, (ii) the date that any new default occurs under the Credit Agreement or a default occurs under the Third Forbearance Agreement, and (iii) the date on which all obligations have been paid in full and the Credit Agreement has been terminated.

C.	Unsecured Debt

1.	Trade Debt

The Debtors’ unsecured trade debt consists mostly of outstanding prepetition obligations due to the Debtors’ various suppliers and service providers.  As of the Petition Date, the Debtors estimate that they owed approximately $1,041,900 on account of unsecured obligations for goods and services.

2.	Leasehold Obligations

The Debtors lease the nonresidential real property premises on which the Stockton Plant and Boardman Plant are located.  As of the Petition Date, the Debtors estimate that they owed approximately $48,971 on account of nonresidential real property lease obligations.

D.	Equity Interests

PEH is a privately held Delaware limited liability holding company and sole owner of the Plant LLCs.  PECA, a privately held California corporation, is the sole member of PEH.  PEI, a public Delaware corporation, owns 100% of the equity interest in PECA.  PEH’s sole membership interests in each of the Plant LLCs shall remain unimpaired as provided for in Section 5.05 of the Plan.  Effective as of the Effective Date, PECA’s sole membership interest in PEH, and any other Equity Interest in PEH, shall be deemed cancelled and null and void and on the Effective Date, 100% of the newly-issued membership interests in Reorganized PEH shall have been transferred to New PE Holdco, pursuant to the Plan and on the terms set forth in the Operating Agreement of Reorganized PEH.

IV.	EVENTS DURING THE CHAPTER 11 CASES

A.	First Day Relief

On the Petition Date, the Debtors filed a number of motions and other pleadings (the “First Day Motions”), the most significant of which are described below.  The First Day Motions were proposed to ensure an orderly transition into chapter 11.

1.	Key First Day Motions:

●	a motion to obtain postpetition debtor in possession financing and the use of cash collateral;

●	a motion extending the Debtors’ time to file its schedules and statement of financial affairs;

●	a motion authorizing the Debtors to pay certain prepetition shipping, delivery and warehousing charges;

●	a motion relating to the continued use of the Debtors' existing cash management system, bank accounts, business forms and investment and deposit guidelines;

●	a motion to establish procedures for determining adequate assurance for the provision of utility services;

●	a motion authorizing the Debtors to pay certain prepetition taxes;

●
a motion confirming grant of administrative expense status to obligations of the Debtors arising from the prepetition deliver of goods received within the 20 days of the commencement of the Chapter 11 Cases, confirming grant of administrative expense status to obligations of the Debtors arising from the postpetition shipment and deliver of goods, and authorizing the Debtors to pay such obligations in the ordinary course of business; and

●	a motion to retain Epiq Bankruptcy Solutions, LLC as the Debtors claims, noticing, solicitation and balloting agent.

The First Day Motions were granted with certain adjustments or modifications to accommodate the concerns of the Bankruptcy Court, the United States Trustee and other parties in interest.

B.	The Postpetition Credit Agreement

Prior to the Petition Date, the Debtors lacked sufficient unencumbered funds with which to preserve, operate and maintain their businesses and assets during the pendency of these Chapter 11 Cases.  The Debtors’ ability to pay critical preservation, administrative, and operating expenses was and is essential to the Debtors’ ability to survive and maintain their asset values.  Accordingly, to provide the Debtors with the funding necessary to fulfill their administrative and operational obligations for the duration of the Chapter 11 Cases, the Debtors required a postpetition lending facility and the use of the cash collateral of their prepetition lenders.

Prior to the Petition Date, the Debtors and their advisors surveyed various sources of postpetition financing, including financing from WestLB, Lyles United, LLC and certain unrelated third parties, including Beal Bank/CSG Investments, Bank of America, Versa Capital, PNC Bank, Blackrock Kelso, Alladin Capital, and Fortress Investment Group.  In exploring their options, the Debtors recognized that the obligations owed pursuant to the Prepetition Credit Agreement are secured by the plants and related prepetition collateral, and therefore (i) the liens of these prepetition secured creditors would have to be primed to obtain postpetition financing, (ii) the Debtors would have to find a postpetition lender willing to extend credit that would be junior to the liens of these prepetition secured creditors, or (iii) postpetition financing would have to be extended on an unsecured basis.

At the time the Debtors were considering their postpetition financing options, capital and other forms of financing were virtually non-existent.  Various potential lenders advised the Debtors that they would not provide any debtor-in-possession financing.  Another potential lender discussed financing but only if it was secured by liens priming those of WestLB on the plants and related assets.  However, WestLB advised the Debtors’ representatives that it would not consent to be primed by another lender group, therefore borrowing from another postpetition lender or lending group that required security senior to that of WestLB likely could only be accomplished through an extended, contested hearing on whether the requirements of section 364(d) of the Bankruptcy Code had been satisfied.  In addition, despite their efforts, the Debtors were unable to find a postpetition lender willing to extend credit that would be junior to the liens of WestLB or that would be extended on an unsecured basis.  In light of these circumstances, WestLB and the other syndicate lenders party to the Postpetition Credit Agreement (the “Postpetition Lenders”) were willing to extend postpetition financing and thus prime the security interests securing the obligations owed under the Prepetition Credit Agreement. Ultimately, the Debtors concluded that the debtor-in-possession credit agreement (dated as of June 3, 2009 and as amended, restated, supplemented or otherwise modified, the “Postpetition Credit Agreement”) proposed by WestLB, as administrative agent and collateral agent for the Postpetition Lenders, and the Postpetition Lenders was desirable because, among other things, the Postpetition Credit Agreement permitted the Debtors to secure the postpetition financing needed for their reorganization without having to prime the security interests securing the Prepetition Credit Agreement obligations through an extended, contested hearing.

The Debtors also concluded that the Postpetition Lenders’ proposal offered the most attractive combination of quality, pricing, fees, and covenant flexibility.  Importantly, the Postpetition Credit Agreement provides that the Debtors could draw funds immediately to meet their administrative and operational obligations during these Chapter 11 Cases.  Finally, because the Postpetition Lenders are comprised of certain of the parties to the Prepetition Credit Agreement, they have a substantial base of knowledge with respect to the Debtors’ business and assets that provide significant benefits, including, but not limited to, the speed with which they were able to close the proposed postpetition financing.  Consequently, the Debtors determined that the postpetition financing proposed by the Postpetition Lenders was the best financing option available under the circumstances.  Moreover, the Debtors and the Postpetition Lenders engaged in vigorous and extensive, arms-length negotiations with respect to the terms and conditions of the Postpetition Credit Agreement.  Indeed, the Debtors estimate that over 50 hours were spent in face-to-face meetings and conference calls and hundreds of e-mails and other forms of communications were directed between the parties.

The Postpetition Credit Agreement was approved by the Bankruptcy Court on an interim basis by Order entered May 19, 2009 and on a final basis (in its amended and restated form) by Order entered June 3, 2009 (the “Final DIP Order”).  Pursuant to its approved terms, the Postpetition Credit Agreement consists of:  (i) a super priority non-amortizing revolving credit facility (the “DIP Revolving Loans”) in an aggregate principal amount not to exceed $20 million, (ii) a dollar-for-dollar conversion of the outstanding term loans made under the Prepetition Credit Agreement beneficially owned by each applicable Postpetition Lenders or an affiliate thereof on May 15, 2009 in an aggregate principal amount not to exceed $20 million, calculated on the basis of one dollar of Roll-Up Loans for each dollar of DIP Revolving Loans provided by the Postpetition Lenders on a blended rate, based upon the aggregate amount of DIP Revolving Loans actually funded.

The Postpetition Credit Agreement authorizes the Debtors to use the proceeds of the DIP Revolving Loans to pay the transaction costs related to the closing of the Postpetition Credit Agreement, and thereafter to fund their working capital and general corporate needs in the ordinary course of business and to pay such other amounts as required or permitted to be paid pursuant to the terms of the Postpetition Credit Agreement, the Final DIP Order and any other orders of the Bankruptcy Court, in each case subject to and in accordance with the 24-week cash flow budget annexed to the Final DIP Order as Exhibit A.  As noted above, the DIP Revolving Loans are non-amortizing and therefore no principal payments have been made by the Debtors on account of such advances during the pendency of these Chapter 11 Cases.

On October 23, 2009, the Bankruptcy Court approved, and the Debtors and the Postpetition Lenders entered into, that certain First Amendment to the Amended and Restated Debtor-in-Possession Credit Agreement (the “First DIP Amendment”), which, inter alia, provides for (i) a $5 million increase to the aggregate principal amount of the DIP Revolving Loans, (ii) an extension of the date that the Boardman Plant would cease operating and enter into Cold Shutdown until December 31, 2009 or a later date as may be agreed to by WestLB, as  administrative agent and collateral agent under the Postpetition Credit Agreement, and the required Postpetition Lenders thereunder; and (iii) an extension of the maturity date for the postpetition financing until the earliest of (a) March 31, 2010; (b) the acceleration of all or any portion of the Obligations (as defined in the Postpetition Credit Agreement); (c) the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by WestLB, as  administrative agent and collateral agent under the Postpetition Credit Agreement, and the Postpetition Lenders; (d) the dismissal of any of the Chapter 11 Cases unless otherwise consented to in writing by WestLB, as  administrative agent and collateral agent under the Postpetition Credit Agreement, and the Postpetition Lenders; and (e) the effective date of any Debtor’s plan of reorganization confirmed in the Chapter 11 Cases.

On December 10, 2009, the Bankruptcy Court approved, and the Debtors and the Postpetition Lenders entered into, the Second Amendment to the Amended and Restated Debtor-in-Possession Credit Agreement (the “Second DIP Amendment”), which amends the Postpetition Credit Agreement where necessary to account for the re-start of operations at the Magic Valley Plant, including an updated budget (the “Burley Re-start Budget”) attached thereto as Exhibit 2 and the authorization for PE Magic Valley to enter into any and all agreements necessary for the commercial operation of the Magic Valley Plant.

On March 23, 2010, the Bankruptcy Court approved, and the Debtors and the Postpetition Lenders entered into, the Third Amendment to the Amended and Restated Debtor-in-Possession Credit Agreement (the “Third DIP Amendment”), which amends the Postpetition Credit Agreement where necessary to account for: (a) a further extension of the maturity date for the postpetition financing until the earliest of (i) June 30, 2010; (ii) the acceleration of all or any portion of the Obligations (as defined in the Postpetition Credit Agreement); (iii) the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by WestLB, as  administrative agent and collateral agent under the Postpetition Credit Agreement, and the Postpetition Lenders; (iv) the dismissal of any of the Chapter 11 Cases unless otherwise consented to in writing by WestLB, as  administrative agent and collateral agent under the Postpetition Credit Agreement, and the Postpetition Lenders; and (v) the effective date of any Debtors’ plan of reorganization confirmed in the Chapter 11 Cases; (b) Pacific Ethanol Columbia, LLC’s grant of the OEFSC Lien (as defined in the Third DIP Amendment) to the State of Oregon; and (c) further amendments to the budget for the postpetition financing consistent with the extension of the maturity date of the postpetition financing and a true-up of prior actual expenses incurred.

C.	Retention of Debtors’ Professionals

On June 16, 2009, the Bankruptcy Court entered orders granting the Debtors’ motions to retain Cooley Godward Kronish LLP, as the Debtors’ counsel, and FTI Consulting, Inc., as the Debtors’ financial advisor (“FTI”).  On July 17, 2009, the Bankruptcy Court entered an order granting the Debtors’ motion to retain Potter Anderson & Corroon LLP as their Delaware counsel.

D.	The Debtors’ Sales Efforts

The Debtors, with the assistance of their financial advisor, FTI, conducted an extensive marketing and solicitation process for the potential sale of one or more of the Debtors’ ethanol plants.  Numerous parties were contacted and the Debtors and FTI engaged in advanced discussions with a variety of parties.  Of those contacted, approximately fifteen parties entered into confidentiality agreements with the Debtors, approximately six parties signed indications of interests to purchase some or all of the Debtors’ assets.  Despite rigorous marketing efforts by the Debtors and their financial advisors, the Debtors did not receive any bids for their assets that were, in the opinion of the Debtors and FTI, fair and reasonable.  Many of the parties contacted expressed concern over the Debtors’ West Coast destination business model and uncertainty regarding commodity forecasts.  Further, many potential bidders had already purchased ethanol related assets in connection with sales being conducted by other ethanol producers located in the Midwest that had also filed for chapter 11 relief.  This market saturation for ethanol related assets only served to drive the price for these assets even lower.  Given the outcome of the Debtors’ sales efforts, the Debtors and Postpetition Lenders agree that the Reorganization Transaction outlined in the Plan would provide the best financial result presently available to the Debtors and their creditors.

E.	Appointment of the Creditors' Committee

On May 27, 2009, the U.S. Trustee appointed the Creditors’ Committee in these Chapter 11 Cases.  The current membership of the Creditors' Committee is as follows:

Creditors’ Committee Members:

Novozymes North America, Inc.
Attn: Charles D. Shapiro
PO Box 576
Franklinton, NC 27525
Phone: 919-494-3024

Basic Chemical Solutions, LLC
Attn: James Wallace
525 Seaport Blvd.
Redwood City, CA 94063
Phone: 650-817-0155

Counsel:

K&L Gates LLP
Attn: Edward M. Fox
599 Lexington Avenue
New York, NY 10022
Phone: 212-536-4812

Saul Ewing LLP
Attn:  Mark Minuti
222 Delaware Avenue
Wilmington, DE 19801
Phone: 302-421-6800

Financial Advisors:

Arlow Scouler
Attn:  Joshua R. Arlow
10 South LaSalle Street, Suite 3300
Chicago, IL 60603
Phone: 312-781-1171

F.	Debtors’ Schedules of Assets and Liabilities and Statements of Financial Affairs

On July 15, 2009, each of the Debtors filed schedules of assets and liabilities and statements of financial affairs.  Certain Debtors filed amendments to the Schedules on August 26, 2009 (See Docket Nos. 196 – 204).  Among other things, the Schedules identify the Debtors’ known creditors, classify their claims as secured, unsecured priority or general unsecured, list the amount of such claims as they appeared on the Debtors’ books and records as of the Petition Date and indicate whether the Debtors dispute such claims or whether they have determined such claims are contingent or unliquidated.

G.	Bar Date Order and Second Bar Date

On September 2, 2009, the Bankruptcy Court entered an order (the “Bar Date Order”) that authorized the Debtors to establish (i) October 15, 2009 as the general claims bar date by which all entities holding prepetition secured, unsecured priority and/or unsecured claims had to file proofs of claim in these Chapter 11 Cases, (ii) October 15, 2009 as the administrative expense claims bar date by which all entities seeking an allowance of administrative expense claims incurred between the Petition Date and August 31, 2009 had to file a request for approval with the Bankruptcy Court, and (iii) November 13, 2009 as the governmental unit bar date by which all governmental units holding prepetition claims had to file proofs of claim in these Chapter 11 Cases (collectively, the “Bar Dates”).

As of March 23, 2010, 128 proofs of claim have been filed in these Chapter 11 Cases.   The Debtors are assessing all of the proofs of claim filed as of the Bar Date and expect to object to Claims in the coming weeks.

Pursuant to the Plan, as of the close of business on the Record Date, the Claims register shall be closed, and there shall be no further changes in the record holder of any Claim.  Neither the Plan Administrator nor the Disbursing Agent shall have any obligation to recognize any transfer of any Claim occurring after the Record Date (including Administrative Expense Claims accruing on or after the Bar Date).  The Plan Administrator  and the Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only (i) those record holders stated on the Claims register as of the close of business on the Bar Date, and (ii) those holders of Administrative Expense Claims accrued after September 1, 2009 that timely file requests for payment prior to the Second Bar Date.

REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS ACCRUED ON OR AFTER SEPTEMBER 1, 2009 MUST BE FILED ON OR BEFORE THE 30TH DAY AFTER NOTICE OF THE OCCURRENCE OF THE EFFECTIVE DATE IS FILED WITH THE BANKRUPTCY COURT AND THE PLAN ADMINISTRATOR  SHALL HAVE NO OBLIGATION TO RECOGNIZE OR MAKE ANY PAYMENT UPON ANY SUCH CLAIM FILED AFTER SUCH DATE.3

H.	Litigations

1.	Delta-T

The Debtors and Delta-T Corporation (“Delta-T”) are parties to a number of agreements pursuant to which the Debtors retained Delta-T to assist them in the construction of certain ethanol plants.  Prior to the Petition Date, a number of disputes between the parties and other contractors arose and Delta-T filed several suits across the country against PEI and the Plant LLCs alleging breach of contract and indemnification.

On July 15, 2009, the Debtors commenced an adversary proceeding against Delta-T in the Bankruptcy Court (Adv. Pro. No. 09-51451) seeking (i) an injunction staying the prepetition litigations commenced by Delta-T, and (ii) damages arising from Delta-T’s breach of contract, breach of warranty and professional negligence resulting in faulty or deficient engineering work at the Debtor’s ethanol plants in Burley, Idaho and Stockton, California.

____________________
3	As described in the Plan, the 30th day after notice of the occurrence of the Effective Date is filed with the Bankruptcy Court shall be the “Second Bar Date.”

On July 17, 2009, the Debtors filed a motion seeking an injunction against Delta-T’s continued prosecution of its prepetition litigations against PEI and the Plant LLCs (the “Stay Motion”).  On August 6, 2009, the Bankruptcy Court granted the Stay Motion as limited by the Bankruptcy Court’s Amended Order Granting the Debtors’ Motion for Preliminary Injunction Relief (the “Stay Order”).  The Stay Order required the Debtors, PEI and Delta-T to attend mediation for the purpose of attempting to settle all disputes between the parties.

The parties conducted a mediation session on September 10, 2009 and thereafter entered into a Stipulation approved by the Bankruptcy Court on September 21, 2009 (the “Delta-T Stipulation”).  The Delta-T Stipulation, among other things, settled the claims between the Debtors and Delta-T and required that the injunction and stay provisions of the Stay Order would be continued until December 31, 2009.  As a result of the Delta-T Stipulation, all claims by Delta-T against the Debtors have been expunged and extinguished.  As a result of the lapse of time, the injunction and stay provisions of the Stay Order are no longer in force and effect as to PEI.

2.	Tidewater

On June 17, 2009, PE Columbia commenced an adversary proceeding against Tidewater Terminal Co. and Tidewater Barge Lines, Inc. (collectively, “Tidewater”) (Adv. Pro. No. 09-51064) seeking to (a) obtain a judgment declaring that PE Columbia was not and is not in default of its prepetition contract with Tidewater and that Tidewater was without factual or legal justification to terminate the prepetition contract and requisition a $450,585.09 transfer held in escrow, and (b) recover from Tidewater, for the benefit of the Estate, an amount equal to the transfer on grounds of turnover, preference, fraudulent conveyance and breach of contract (the “Tidewater Action”).

Prior to the Petition Date, PE Columbia and Tidewater entered into that certain Transportation and Dock Services Agreement (the “TDSA”), pursuant to which, inter alia, Tidewater agreed to build and install a dock and loading system at its Boardman, Oregon facility and provide PE Columbia with ethanol barging and transportation services on the Columbia, Snake and Willamette Rivers.  Pursuant to the TDSA, PE Columbia agreed to make certain deposits into an escrow account maintained to secure PE Columbia’s performance under the TDSA.  The TDSA exclusively conditions the release of escrowed funds to Defendants upon the occurrence of an event of PEC’s default under the TDSA.  Although PE Columbia was never in default under the TDSA, Tidewater nevertheless requisitioned a $450,585.09 transfer from the escrow account on or about April 28, 2009 and has subsequently refused to turnover such funds despite PE Columbia’s repeated demands.

After extensive negotiations between the parties, PE Columbia and Tidewater entered into a Stipulation approved by the Bankruptcy Court on November 2, 2009 (the “Tidewater Stipulation”), whereby, among other things, (i) PE Columbia agreed to withdraw the Tidewater Action, (ii) PE Columbia and Tidewater agreed to enter into that certain Amended and Restated Transportation and Dock Services Agreement dated effective as of September 1, 2009, and (iii) Tidewater was required to redeposit the sum of $450,585.09 into the escrow account.  Such actions have been taken and such sum redeposited into the escrow account.

I.	Extension of the Debtors’ Exclusive Periods

On September 1, 2009, the Debtors requested that the Bankruptcy Court authorize an extension of the period in which the Debtors have the exclusive right to file a chapter 11 plan and solicit acceptance of such a plan (the “Exclusive Periods”) by approximately ninety (90) days.  This Court granted the Debtors’ First Extension Motion on October 6, 2009.  On December 30, 2009, the Bankruptcy Court granted the Debtors’ second request to further extend the Exclusive Periods through and including January 15, 2010 and March 12, 2010.  On February 3, 2010, the Bankruptcy Court granted the Debtors’ third request to further extend the Exclusive Periods through and including February 12, 2010 and April 9, 2010.  On March 2, 2010, the Bankruptcy Court granted the Debtors’ fourth request to further extend the Exclusive Periods through and including March 12, 2010 and May 7, 2010.  Finally, on March 23, 2010, the Bankruptcy Court granted the Debtors’ fifth request to further extend the Exclusive Periods through and including March 31, 2010 and May 26, 2010.

V.	MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Funding of GUC Amount and Approval of Plan Administration Budget.

The GUC Amount shall be fully funded (through one or more transfers to the GUC Account) and the Plan Administration Budget approved, on or before the Effective Date; provided, however, that the Plan Administration Budget may be modified by the Plan Administrator from time to time to the extent the Plan Administrator reasonably determines such modifications are necessary to enable the Plan Administrator to carry out its duties under the Plan, subject to the consent of the Exit Facility Agent in its sole and absolute discretion.  The costs, fees and expenses reflected in the Plan Administration Budget shall be paid, in such amounts and at such time as set forth in the Plan Administration Budget, from the Plan Administration Account (as such account shall be funded from time to time, but in any case prior to the time any such budgeted amount is due in accordance with the Plan Administration Budget).

B.	Reorganization Transaction.

The Reorganization Transaction shall be implemented as set forth in Article VI of the Plan.  The consummation of the Reorganization Transaction shall be conditioned upon the occurrence of each of the following on or prior to the Effective Date, (i) all DIP Advance Claims will be paid in full, as and to the extent provided for in Section 6.01(c) of the Plan, (ii) the holders of Roll-Up Claims will receive Exit Facility Term A-2 Loans, as and to the extent provided for in Section 6.01(c) of the Plan, (iii) the holders of Pre-Petition Facility Secured Claims will receive Exit Facility Term B Loans, as and to the extent provided for in Article VI of the Plan, and each such holder will own its respective share of New PE Holdco (and the transactions set forth in Article VI of the Plan shall have been consummated such that New PE Holdco will be the owner of all the membership interests in Reorganized PEH, and Reorganized PEH shall be the owner of all the membership interests of the Reorganized Subsidiaries), (v) all Allowed Administrative Claims, Other Priority Claims, Secured Tax Claims, Priority Tax Claims and Other Secured Claims will be paid in full or otherwise satisfied as provided in Articles II  and IV of the Plan, as applicable, (vi) the Plan Administration Budget shall have been established as provided for in the Plan, and (vi) the GUC Amount will be fully funded.  The amounts needed to fund the foregoing amounts, as applicable, may be paid from (A) the proceeds of the Exit Facility as and to the extent permitted, (B) the proceeds of the loans under the Postpetition Credit Agreement as and to the extent permitted, or (C) as otherwise agreed to by the Postpetition Agent and the Exit Facility Agent, on behalf of the Postpetition Lenders and Exit Facility Lenders, respectively, provided all such amounts are funded or made available on or prior to the Effective Date.  The Reorganization Transaction shall be, according to its terms, subject to and conditioned upon the approval of the Bankruptcy Court.

1.	Intercompany Claims.

All Claims (a) held by any Debtor against any other Debtor, (b) held by any Debtor against any non-Debtor Affiliate of such Debtor or (c) held by any non-Debtor Affiliate of any Debtor against such Debtor, including, without limitation any Claims (i) recorded in any account reflecting intercompany book entries, (ii) any Claim not reflected in book entries that is held by a Debtor or non-Debtor Affiliate of a Debtor, and (iii) any derivative Claim asserted or assertable by or on behalf of a Debtor or non-Debtor Affiliate of a Debtor, as applicable, shall be deemed extinguished and null and void, ab initio, effective as of the Effective Date; provided, however, that (y) Administrative Expense Claims of non-Debtor Affiliates of the Debtors accrued subsequent to the Petition Date shall not be so extinguished and shall be payable as and to the extent provided for in the DIP Financing Orders and the Plan, and (b) the Reorganized Debtors shall retain their claims under the Sponsor Support Agreement as and to the extent provided in Section 10.05(c) of the Plan.

2.	Title to Accounts.

Title to all of the Debtors’ bank accounts, including without limitation the GUC Account and the Plan Administration Account shall vest in the Reorganized Debtors, effective as of the Effective Date, without any further order of the Bankruptcy Court or further action on the part of any Person.  On and after the Effective Date, the GUC Account and the Plan Administration Account shall be deemed to be accounts in the name of the Reorganized Debtors without any further action by any Person or any further order of the Bankruptcy Court.

3.	Cancellation of Existing Membership Interests in PEH; Issuance of New Membership Interests to New PE Holdco.

Effective as of the Effective Date, all PEH Equity Interests shall be deemed cancelled and null and void.  The Subsidiary Equity Interests shall not be impaired by the Plan and shall remain in full force and effect on the Effective Date and thereafter, solely for the purpose of preserving the corporate structure for the benefit of the Holders of Prepetition Facility Claims, until they are transferred, otherwise conveyed or cancelled in accordance with applicable law.  On the Effective Date, 100% of the newly-issued membership interests in Reorganized PEH shall have been transferred to New PE Holdco, pursuant to the Plan and on the terms set forth in the Operating Agreement of Reorganized PEH.

4.	Plan Administrator.

(a)  Plan Implementation.  The Plan Administrator shall be authorized and obligated to implement the Plan on and after the Effective Date.  The Plan Administrator shall be acting for the benefit of the Debtors or the Reorganized Debtors, as applicable, and the duties, rights and obligations of the Plan Administrator may be modified at any time by the Reorganized Debtors.  The Plan Administrator shall be deemed appointed as of the Effective Date without the need for any further order of the Bankruptcy Court.  In the exercise of its reasonable business judgment, the Plan Administrator shall, in an expeditious but orderly manner and subject to the provisions of the Plan, make timely distributions and not unduly prolong the duration of the Chapter 11 Cases.

(b)  Role of the Plan Administrator.  The Plan Administrator shall have the following duties and powers in furtherance of and consistent with the purpose of the Plan.  The provisions of this Section do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator.

(i)  Implement and enforce all provisions of the Plan.

(ii)  Exercise in the Plan Administrators reasonable business judgment all power and authority to file, prosecute, collect, compromise and resolve, in the name of the Debtors or the Reorganized Debtors, as applicable, all Disputed Claims, Causes of Action and Avoidance Actions.

(iii)  Maintain the Debtors’ books and records, maintain accounts, make distributions, and take other actions consistent with the Plan and the implementation hereof.

(iv)  Collect and liquidate at the direction of the Debtors or Reorganized Debtors, as applicable, all assets of the Estates pursuant to the Plan and to administer the winding up of the Debtors’ affairs including, but not limited to, closing the Chapter 11 Cases.

(v)  Incur any reasonable and necessary expenses in connection with the implementation of the Plan subject to and in accordance with the Plan Administration Budget, which expenses shall be paid in accordance with Section 13.06 of the Plan.

(vi)  Make decisions regarding (a) the retention or engagement of professionals, employees, and consultants by the Plan Administrator (b) payment, subject to and in accordance with the Plan Administration Budget, of the fees and charges incurred by the Plan Administrator on or after the Effective Date for fees and other expenses of professionals employees, and consultants retained by the Plan Administrator, disbursements, expenses, or related support services relating to the winding down of the Debtors and implementation of the Plan, in each case without further Bankruptcy Court approval.

(vii)  File tax returns.

(viii)  Seek a determination of tax liability under section 505 of the Bankruptcy Code or otherwise and to pay, as provided in the Plan Administration Budget, any taxes incurred by the Debtors at any time.

(ix)  Collect any accounts receivable or other claims of the Debtors not otherwise disposed of pursuant to the Plan.

(x)  Invest Cash in the GUC Account and the Plan Administration Account in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court and as deemed appropriate by the Plan Administrator.

(xi)  Enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtors’ obligations thereunder, as applicable.

(xii)  With the consent of the Exit Facility Agent in its sole and absolute discretion, abandon in any commercially reasonable manner any assets of the Debtors and the Estates remaining after the Effective Date, which Plan Administrator reasonably concludes are of no benefit to the Estates.

(xiii)  Take such other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan.

(c)  Indemnification of Plan Administrator.  The Plan Administrator and the Plan Administrator’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Plan Administrator, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Plan Administrator, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts.  Any indemnification or reimbursement Claims of the Plan Administrator (and the other parties entitled to indemnification under this Subsection (c)) shall be satisfied by the Reorganized Debtors; provided, however, the Plan Administrator shall return any portion of such funds used to defend any action in which the Plan Administrator is found to have (i) acted with willful misconduct, gross negligence or bad faith, (ii) engaged in self-dealing, (iii) breached its fiduciary duty, or (iv) committed ultra vires acts.  The Plan Administrator shall be entitled to rely, in good faith, on the advice of its retained professionals.  The provisions of this Subsection do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator or as Disbursing Agent.

(d)  Plan Administration Budget.  The Plan Administrator shall perform its duties within the parameters of the Plan Administration Budget, including without limitation using the Cash in the Plan Administration Account and the GUC Account consistent therewith and with the terms and obligations of the Plan and the Plan Administration Budget, in each case in order to carry out its duties under the Plan.

(e)  Taxes.  The Plan Administrator shall have the powers of administration regarding all of the Debtors’ tax obligations, including the filing of tax returns.

(i)  Where and as applicable, the Plan Administrator shall (A) complete and file within ninety (90) days after the Effective Date (or such longer period as authorized by the Bankruptcy Court) the Debtors’ final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors, the Reorganized Debtors or the Estates under section 505 of the Bankruptcy Code for all taxable periods through the liquidation of the Reorganized Debtors as determined under applicable tax laws, and (C) represent the interest and account of the Reorganized Debtors or the Estates before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit.

(ii)  The Plan Administrator may request that the Bankruptcy Court determine the amount of any Tax Claim pursuant to section 505 and/or section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim.  The Bankruptcy Court will retain jurisdiction to estimate Claims at any time.

(f)  esignation, Death, or Removal of Plan Administrator.  The Plan Administrator may resign at any time upon sixty (60) days’ written notice in accordance with the notice provisions of the Plan, but shall serve until a successor Plan Administrator is appointed.  No successor Plan Administrator hereunder shall have any liability or responsibility for the acts or omissions of any predecessor Plan Administrators.  The Plan Administrator may be terminated at any time, with or without cause, upon mutual consent of the Exit Facility Agent and counsel for the Debtors’ estates.  In the event the Plan Administrator has been terminated, resigns, dies, or is otherwise unwilling or unable to continue carrying out its duties as the Plan Administrator, a successor Plan Administrator shall be designated upon the mutual agreement of the Exit Facility Agent and counsel for the Estates, and if such parties cannot agree, the Bankruptcy Court shall retain jurisdiction to determine a successor Plan Administrator.  Every successor Plan Administrator appointed pursuant hereto shall execute, acknowledge, and deliver to the Bankruptcy Court an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of his or her predecessor.

(g)  Termination of Duties of Plan Administrator.  The duties of the Plan Administrator will terminate upon the later to occur of (i) all assets held or controlled by the Plan Administrator have been distributed in accordance with the terms of this Plan and (ii) upon material completion of all other duties and functions of the Plan Administrator set forth in the Plan, but in no event later than 180 days after the Effective Date, unless extended by order of the Bankruptcy Court.

5.	Powers of Officers.

The officers of the Debtors, prior to the Effective Date (and the Plan Administrator thereafter), or the officers or other authorized Persons of Reorganized Debtors, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

6.	Retention of Counsel.

On and after the Effective Date, (i) the Reorganized Debtors may continue to retain Cooley Godward Kronish LLP as their legal counsel, and (ii) the Plan Administrator may retain Cooley Godward Kronish LLP as its counsel.

C.	Miscellaneous Plan Provisions.

1.	Plan Supplement.

 The Debtors will file with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing a supplement to the Plan (the “Plan Supplement”), which shall include: (a) an amended Schedule A to the Plan, if amended pursuant to Section 9.01(a) of the Plan, (b) the Exit Facility Credit Agreement, (c) the Operating Agreement of New PE Holdco and Operating Agreement of Reorganized PEH, (d) the form of management and identities, affiliations and the amount of any compensation of any initial managers, members of any boards of managers, officers and/or other applicable management Persons of Reorganized PEH and each of the Reorganized Subsidiaries, (e) those contracts or leases listed on Schedule A-1 to the Plan that are modified by mutual agreement of the Debtors on one hand and the Exit Facility Agent on the other hand, in the form as so mutually modified, and (f) any other appropriate documents (the “Plan Supplement Documents”); provided, however, the Debtors may amend (i) Schedule A to the Plan through and including the Confirmation Date to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected (provided, however, that the Debtors shall not (y) remove any Core Agreement from Schedule A to the Plan or (z) add any executory contract or unexpired lease thereto, unless, in each case, the Exit Facility Agent shall have consented to such removal in its sole and absolute discretion) and (ii) each of the other Plan Supplement Documents through and including the Effective Date in a manner consistent with the Plan and this Disclosure Statement and subject to the consent of the Agents, in their respective sole and absolute discretion, to such amendments.  The Debtors shall provide notice of any amendments to Schedule A to the Plan to the parties to the executory contracts and unexpired leases affected by such amendment.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours and holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Plan Administrator in accordance with Section 13.20 of the Plan.  The Debtors will make all Plan Supplement Documents available for review on Epiq’s website: http://chapter11.epiqsystems.com.

2.	Amendment or Modification of the Plan.

Alterations, amendments, or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code.  The Plan may be altered, amended, or modified at any time after the Confirmation Date and before the Effective Date, provided that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such holder.

3.	Revocation or Withdrawal of the Plan.

The Debtors reserve the right, in consultation with the Agents, to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.  In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any or Equity Interests in or Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

VI.	REORGANIZATION TRANSACTION

A.	Exit Facility.

1.	Parties.

The Exit Facility Lenders, as lenders, will make (severally and not jointly) the Exit Facility Loans to the Exit Facility Borrowers upon the terms and conditions set forth in the Exit Facility Credit Agreement (the “Exit Facility”).  The respective obligations of the Exit Facility Borrowers under the Exit Facility shall be joint and several.

2.	Exit Facility Revolving Loans.

The Exit Facility Credit Agreement shall include a post-Effective Date revolving credit facility whereunder loans in an aggregate maximum principal amount not to exceed the Exit Revolving Loan Commitment shall be available to the Exit Facility Borrowers from time to time.  The Exit Facility Revolving Loans shall be funded by the Exit Facility Lenders on a several and not joint basis.  The availability of the Exit Facility Revolving Loans shall be subject to the terms and conditions set forth in the Exit Facility Credit Agreement.

3.	Exit Facility Term A Loans.4

(a)  DIP Advance Claims.  On the Effective Date, each holder of a DIP Advance Claim shall be paid in full in Cash from the proceeds of the Exit Facility Term A-1 Loans and such DIP Advance Claim shall be deemed cancelled and of no further force or effect.

____________________
4
The amount of the Exit Facility Term A Loans will be equal to the amount of the loans actually funded under the Postpetition Credit Agreement as of the Effective Date plus an equal amount representing the Roll-Up Claims.

(b)  Roll-Up Claims.  On the Effective Date, each Roll-Up Claim shall be deemed converted, as of the Effective Date, into an Exit Facility Term A-2 Loan in a principal amount equal to the unpaid amount of the Roll-Up Claim so converted, and such Roll-Up Claims shall be deemed cancelled and of no further force or effect.  To the extent not previously reduced in connection with the Postpetition Credit Agreement, the amount of the Prepetition Facility Claim held by each holder of a Roll-Up Claim shall be deemed reduced by an amount equal to such converted Roll-Up Claim as and when provided in the DIP Financing Orders.

4.	Exit Facility Term B Loans.

The Exit Facility Term B Loans shall be term loans in the aggregate principal amount of $67.0 million.  As incentive for the Exit Facility Lenders to provide the Exit Facility Revolving Loans and the Exit Facility Term A-1 Loans, each Exit Facility Lender providing such loans shall be granted its pro rata portion of approximately $18.2 million (approximately 27%) of the principal amount of Exit Facility Term B Loans.  Holders of Prepetition Facility Claims shall convert a portion of their respective Prepetition Facility Claims into the remaining approximately $48.8 million (approximately 73%) of Exit Facility Term B Loans.  The Prepetition Facility Claims to be so converted shall be apportioned among the holders thereof pro rata based upon such holders’ respective percentage holdings of the Prepetition Facility Claims (with such apportionment to be calculated after giving effect to the reduction of Prepetition Facility Claims occasioned by the conversion of the Roll-Up Claims pursuant to the DIP Financing Orders).

5.	Terms of Exit Facility Loans.

The anticipated terms (including interest rates, fees, priorities, terms and other provisions) of the Exit Facility Loans are set forth in Exhibit A attached hereto; provided, however, that the actual terms and conditions of the Exit Facility Loans shall be as set forth in the Exit Facility Credit Agreement, which will be filed with the Plan Supplement and will be controlling in the event of any conflict between the terms of the Exit Facility Credit Agreement and the terms set forth in Exhibit A.

B.	Ownership of New PE Holdco Membership Interests.

New PE Holdco Membership Interests will be owned as follows:  (a) approximately 27% by the Exit Facility Lenders (or their respective designees) pro rata based on their respective combined share of (i) the Exit Revolving Loan Commitment and (ii) the Exit Facility Term A-1 Loans, and (b) the remaining approximately 73% by the Prepetition Lenders pro rata based on such their respective percentage holdings of the Prepetition Facility Claims (or their respective designees).

The Debtors are in continuing discussions with PEI regarding PEI’s possible participation in the Reorganization Transaction, including the potential acquisition of membership interests in New PE Holdco.  If these negotiations result in an agreement on terms mutually agreeable to all parties, the Plan will be amended or modified as necessary to accommodate such agreement.

C.	Reorganized PEH Membership Interests.

On the Effective Date, 100% of the newly-issued membership interests in Reorganized PEH shall be transferred to New PE Holdco in exchange for $100 of consideration.

D.	Discharge of Claims.

On the Effective Date, concurrent with the transfer of membership interests in Reorganized PEH to New PE Holdco, each Prepetition Lender will enter into a discharge agreement, in form and substance reasonably acceptable to the Debtors, pursuant to which such Prepetition Lender will cancel and discharge its pro rata portion of the Prepetition Facility Deficiency Claims.  Additionally, in furtherance and not in limitation of the generality of Sections 10.03 and 10.04 of the Plan, all DIP Claims, all remaining Prepetition Facility Claims and the PEI Claim shall be deemed fully satisfied and discharged in exchange for the implementation of the Reorganization Transaction.

E.	Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) all actions necessary to consummate the Reorganization Transaction, including without limitation those necessary or desirable to cause the consummation of the transactions specified in Section 5.02 of the Plan, (ii) all actions otherwise necessary to implement the Operating Agreement of New PE Holdco and (iii) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall occur in accordance with the Plan and any applicable Charter Documents or governing agreements and shall be in effect, without any requirement of further action by the security holders, members of boards of managers, managers, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, (x) the Plan Supplement Documents and (y) any and all other agreements, documents, securities and instruments relating to the foregoing (including without limitation security documents).  The authorizations and approvals contemplated by Section 6.05 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

F.	Corporate Governance.

1.	Operating Agreement of New PE Holdco.

The Operating Agreement of New PE Holdco will be filed under seal with the Plan Supplement and, pursuant to the Confirmation Order effective as of the Effective Date, shall establish the rights and obligations of the holders of the New PE Holdco Membership Interests and the governance of New PE Holdco.

2.	Operating Agreement of Reorganized PEH.

(a)  The Operating Agreement of Reorganized PEH will be filed with the Plan Supplement and will be executed and delivered as part of the Reorganization Transaction, and the Reorganized Debtors shall promptly make such filings with the Secretary of State of Delaware and such other authorities as are required under applicable law.

(b)  On, as of or after the Effective Date, Reorganized PEH may (x) cause such amendments to or amendment and restatement of the limited liability company agreements of the Reorganized Subsidiaries and/or (y) cause one or more of the Reorganized Subsidiaries to be converted to corporations, in each case as Reorganized PEH deems necessary or desirable to effectuate the Plan and/or carry out the businesses of the Reorganized Debtors.

3.	Reorganized Debtors’ Officers and Boards of Managers.

As of the Effective Date, the term of the current members of the boards of managers of the Debtors shall be deemed expired, and the management of each Reorganized Debtor, including appointment of the initial manager(s), board of managers, officer(s) and/or other applicable management Person(s), shall be determined in accordance with such Reorganized Debtor’s Charter Documents.  The form of management and identities, affiliations and the amount of any compensation of any initial managers, members of any boards of managers, officers and/or other applicable management Persons of Reorganized PEH and each of the Reorganized Subsidiaries will be disclosed in the Plan Supplement.  Any successors to Reorganized Debtors’ initial management shall be designated by the Exit Facility Agent, and shall be appointed in compliance with their respective Charter Documents.

4.	Indemnification of Officers and Managers.

Upon the Effective Date, the respective Charter Documents of each Reorganized Debtor shall contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Debtors’ then-present and any future managers, directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify its managers, officers, and other employees serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized, it being expressly understood that in no event shall the Reorganized Debtors be responsible for any indemnification claims relating to any event or matter arising on or prior to the Effective Date.

G.	Approval of Exit Facility.

The Exit Facility and the execution and delivery by the Reorganized Debtors of the Exit Facility Credit Agreement and the Plan Supplement Documents shall be approved pursuant to the Confirmation Order.

H.	Securities Law Matters.

Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, (i) the issuance by New PE Holdco of the New PE Holdco Membership Interests to the Exit Facility Lenders and Prepetition Lenders (or their respective designees, as applicable) pursuant to the Operating Agreement of New PE Holdco and (ii) the transfer of the membership interests in Reorganized PEH to New PE Holdco pursuant to Section 5.05 of the Plan and the Operating Agreement of Reorganized PEH shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, and may each be sold with registration to the extent permitted under section 1145 of the Bankruptcy Code, and each shall be deemed to be a public offering pursuant to section 1145(c) of the Bankruptcy Code.

I.	Books and Records.

On the Effective Date, title to the books and records of the Debtors shall be deemed vested in the Reorganized Debtors; provided, however, that the Plan Administrator shall maintain such books and records, on behalf of the Reorganized Debtors, as provided in Section 5.06(b)(iii) of the Plan and pursuant to the terms and conditions of Section 5.06 of the Plan.  On and after the Effective Date, upon reasonable prior notice, the Reorganized Debtors shall provide the Plan Administrator and other representatives of the Debtors’ estates with reasonable access, during normal business hours, to the books and records in their custody and control.

J.	Effective Date and Closing of Reorganization Transaction.

The Debtors shall use commercially reasonable efforts to cause the Effective Date to occur, the Exit Facility to close, and a Reorganization Transaction to close, in each case, as soon as is reasonably practicable following the date of this Plan.

VII.	RISK FACTORS

PRIOR TO VOTING ON THE PLAN, EACH HOLDER OF A CLAIM ENTITLED TO VOTE SHOULD CONSIDER CAREFULLY THE RISK FACTORS DESCRIBED BELOW, AS WELL AS ALL OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE EXHIBITS HERETO.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	Risk of Non-Confirmation of the Plan

Even if all impaired classes accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court.  As set forth above, section 1129 of the Bankruptcy Code sets forth the requirements for plan confirmation.  Although the Debtors believe that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

B.	Nonconsensual Confirmation

Pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one impaired class has accepted the Plan and, as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such impaired class.

The Debtors reserve the right to modify the terms of the Plan as necessary for confirmation without the acceptance of all impaired classes.  Such modification could result in less favorable treatment for any non-accepting classes than the treatment currently provided for in the Plan.

C.	Delays of Confirmation and/or Effective Date

Any delay in confirmation and effectiveness of the Plan could result in, among other things, increased Administrative Expense Claims. These or any other negative effects of delays in confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court and reduce recoveries to Claim holders.

D.	Allowance of Claims

The estimates of Allowed Claims in this Disclosure Statement are based on the Debtors' review of their books and records.  As set forth above, upon the completion of further analyses of the proofs of Claim, the completion of Claims litigation and related matters, the total amount of Claims that ultimately become Allowed Claims in these Chapter 11 Cases  may differ from the Debtors' estimates, and such difference could be material. With respect to Class 6 in particular, the actual ultimate aggregate amount of allowed General Unsecured Claims in such class may differ from the estimates set forth in this Disclosure Statement. Accordingly, the amount of pro rata distributions that may be received by a particular holder of an allowed General Unsecured Claim in Class 6 may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class.

E.	Projected Financial Information

The financial projections included in this Disclosure Statement in Exhibit IV attached hereto (the “Financial Projections”) are dependent upon the successful implementation of the Reorganized Debtors’ business plan and the validity of the assumptions contained therein.  The Financial Projections are based on a multitude of assumptions regarding, among other things, (i) confirmation and consummation of the Plan in accordance with its terms, (ii) the Reorganized Debtors’ anticipated future performance, (iii) the future performance of the ethanol industry and general fuel industry, (iv) performance of the Reorganized Debtors’ key competitors, and (v) general economic conditions and other macroeconomic factors.  Although the Debtors believe that the Financial Projections are reasonably attainable and are made in good faith, variations between the projected and actual financial results may occur and potentially may be material.

F.	Risks Related to the Debtors’ Business and Operations

1.	Commodity Pricing

The Debtors’ results of operations, financial position and business will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies. The Debtors’ business is highly sensitive to corn prices and the  Debtors generally cannot pass on increases in corn prices to customers.  The spread between ethanol and corn prices can vary, and recently have varied, significantly.  Fluctuations in the selling price and production cost of gasoline may also reduce profit margins. Additionally, the price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains.  Other factors, such as severe weather or crop disease could have an adverse impact on the Reorganized Debtors’ financial performance.  Increasing ethanol capacity due to new competitors could also boost demand for corn and result in increased prices for corn.

2.	Operations of the Debtors’ Facilities

As discussed above, currently only the Boardman Plant and the Magic Valley Plant are operating.  Any disruption or shut down of operations at either of those plants for any prolonged period of time will have a negative impact on financial performance.  Risks, such as breakdowns, accidents, severe weather, implementation of new governmental requirements, supply disruptions, labor difficulties, transportation disruptions and more, may be faced by the Debtors.  The occurrence of any one of these disruptions would likely lead to delays and failures of fulfilling customer orders, which would inevitably affect the Reorganized Debtors’ financial results.

3.	Demand for Gasoline and State and Federal Regulations

Ethanol has been marketed as a way to reduce vehicle emissions by blending it with gasoline.  Thus, ethanol demand has been historically influenced by the demand for and supply of gasoline.  Various legislation at the state and federal level exists and is being developed to regulate vehicle emissions and thereby blended gasoline.  Because the U.S. ethanol industry is so highly dependent upon federal and state legislation and regulation, including current import tariffs designed to protect the domestic ethanol market, any changes in legislation or regulation could materially and adversely affect the Debtors’ results of operations and their financial position.

4.	Health, Safety, and Environmental Laws

The Debtors are subject to extensive federal, state and local environmental laws, regulations and permit conditions.  These laws, regulations, and permits may require the Reorganized Debtors to incur significant costs.  A violation of these laws, regulations or permit conditions can result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns.

Further, the Debtors are also subject to potential liability for any investigation and cleanup of environmental contamination at each of the properties that the Debtors own or operate and at off-site locations where they arranged for the disposal of hazardous wasters.  If any of these sites are subject to investigation and/or remediation requirements, the Debtors may be responsible under the strict liability provisions of the Comprehensive Environmental response, Compensation and Liability Act, commonly referred to as CERCLA, or other environmental laws.  There are also hazards and risks associated with producing and transporting the Debtors’ products.  Any spills or releases of hazardous substances may result in claims from governmental authorities or other third parties.  The occurrence of any such event described above that is not covered by insurance could have a material adverse effect on the Reorganized Debtors’ financial condition.

5.	Competition From Other Ethanol Producers and Ethanol Alternatives

The Debtors face extensive competition in the ethanol industry among domestic, and potentially international, ethanol producers, as well as competitors developing alternatives to ethanol.  Moreover, the Debtors’ destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both ethanol and WDG, has not been embraced to the same degree as the origination model of many of the Debtors’ competitors located in the Midwest, the hub of the ethanol industry.  Many of these Midwest competitors are divisions of substantially larger enterprises that have greater financial resources than those of the Debtors.

VIII.	PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN

A.	Voting of Claims.

Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

B.	Nonconsensual Confirmation.

If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 13.10 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

C.	Distributions.

All distributions of Cash under the Plan shall be made by the Disbursing Agent, who shall make distributions as and when directed by the Plan Administrator and in accordance with the Plan.

D.	Distributions of Cash.

Any payment of Cash made pursuant to the Plan shall, at the Disbursing Agent’s option, be made by check drawn on a domestic bank or wire transfer.

E.	Timing of Distributions.

In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

F.	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions of Cash under the Plan to holders of Allowed Claims shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Bar Date, unless the Disbursing Agent has been properly notified in writing of a change of address.  In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder; provided, however, that, with respect to any Claim of any creditor whose distribution is returned as undeliverable, any interest payable on such Claim shall cease accruing on the date that such undeliverable distribution was first distributed; provided further, however, that, at the expiration of ninety (90) days from the date such distribution is first made such distribution shall be deemed unclaimed property and shall be treated in accordance with Section 7.10 of the Plan.

G.	Minimum Distributions.

No payment of Cash of less than fifty dollars ($50) shall be made to any holder of a Claim unless a request therefor is made in writing to the Disbursing Agent.

H.	Distributions to Holders as of the Record Date.

As of the close of business on the Record Date, the Claims register shall be closed, and there shall be no further changes in the record holder of any Claim.  Neither the Plan Administrator nor the Disbursing Agent shall have any obligation to recognize any transfer of any Claim occurring after the Record Date (including Administrative Expense Claims accruing on or after the Bar Date).  The Plan Administrator and the Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only (i) those record holders stated on the Claims register as of the close of business on the Bar Date, (ii) those holders of Administrative Expense Claims accrued after September 1, 2009 that timely file requests for payment prior to the Second Bar Date, and (iii) those holders of Governmental Claims that file proofs of claim prior to the Governmental Unit Bar Date.

I.	Second Bar Date.

The Confirmation Order shall provide that notwithstanding anything in the Plan or the Bar Date Order to the contrary, requests for payment of Administrative Expense Claims accrued on or after the September 1, 2009 must be filed on or before the Second Bar Date and that the Plan Administrator shall have no obligation to recognize or make any payment upon any such Claim filed after the Second Bar Bate.

J.	Unclaimed Distributions.

All distributions under the Plan that are unclaimed for a period of at least ninety (90) days after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Reorganized Debtors and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

K.	Cancellation and Surrender of Existing Securities and Agreements.

Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, or other instrument or security evidencing a Claim must tender such promissory note or other instrument or security to the Plan Administrator or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Plan Administrator.  Any holder of a Claim that fails to surrender such instrument or to provide the affidavit and indemnity or bond before the later of six months following the (i) Effective Date or (ii) the date such holder’s Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

L.	Setoffs.

The Disbursing Agent may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any Claims of any nature whatsoever that any of the Debtors may have had prior to the Effective Date may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by of any such Claim that any of the Debtors may have had prior to the Effective Date against the holder of such Claim.

M.	Votes Solicited in Good Faith.

The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtors (and each of their respective Affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance and sale (if applicable) of the securities offered, issued and sold under the Plan and therefore have not been, and on account of such offer, issuance and sale will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

N.	Tax Matters Concerning Distributions.

The aggregate consideration distributed to the Holders of Allowed Claims hereunder shall be treated as first satisfying an amount equal to the principal amount of each such Allowed Claim and, for those Allowed Claims that include unpaid interest accrued prior to the Petition Date, any remaining consideration shall be treated as satisfying such interest.

IX.	PROCEDURES FOR TREATING DISPUTED CLAIMS

A.	Objections to Claims.

Any objections to Claims other than Governmental Claims shall be filed and served on or before the later of (i) thirty (30) days after the Second Bar Date, which date may be extended at the sole and absolute discretion of the Plan Administrator for a period of an additional ninety (90) days by filing a notice of such extension with the Bankruptcy Court and without any requirement for the service of notice or approval of such extension by the Bankruptcy Court, and (ii) such date as may be fixed by the Bankruptcy Court, after the giving of proper notice in accordance with Bankruptcy Rule 2002 and a hearing, whether fixed before or after the date specified in clause (i) above.  Objections to Governmental Claims shall be filed on or before the later of (i) 120 days after the Effective Date and (ii) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date specified in clause (i) above.

B.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any Claim or portion thereof is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim shall have become an Allowed Claim through settlement and/or an order of the Bankruptcy Court.  The Disbursing Agent shall only make distributions on account of Claims that have become fully Allowed.  If and when a previously Disputed Claim becomes a fully Allowed Claim, the Disbursing Agent shall make a Catch-Up Distribution on account of such claim to the extent warranted on the next Distribution Date.

C.	Tort Claims.

All Tort Claims are Disputed Claims.  No distributions shall be made on account of any Tort Claim unless and until such Claim is liquidated and becomes an Allowed Claim.  Any Tort Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.  Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with Section 8.03 of the Plan and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be paid as follows:  (A) to the extent such liquidated Claim is, in whole or in part, an Insured Claim, the insured portion shall be paid by the applicable insurer pursuant to the provisions of Section 8.04 of the Plan and (B) to the extent any portion of such liquidated Claim is not covered by any of the Debtors’ insurance policies, such uninsured portion shall be deemed an Allowed Claim in Class 6 and treated in accordance with Section 4.06 of the Plan.  Nothing contained in Section 8.03 of the Plan shall constitute or be deemed a waiver of any Claim, right, or Cause of Action that any Debtor may have had prior to the Effective Date against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.  Notwithstanding any other provision of the Plan, interest shall not commence accruing on any Tort Claim until such Claim has been liquidated and Allowed as set forth in Section 8.03 of the Plan.

D.	Distributions Relating to Allowed Insured Claims.

Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Reorganized Debtors may hold against any other Person, including, without limitation, insurers under any of the Debtors’ or Reorganized Debtors’ insurance policies.

E.	Resolution of Claims.

On and after the Effective Date, the Plan Administrator shall have the authority to litigate, compromise, settle, otherwise resolve, or withdraw any objections to Claims and compromise, settle, or otherwise resolve Disputed Claims without approval of the Bankruptcy Court.

F.	Estimation.

Notwithstanding any other provision in the Plan to the contrary, the Plan Administrator may at any time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Plan Administrator has previously objected to such Claim.  The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim.  In the event that the Bankruptcy Court estimates any Disputed Claim, such estimated amount may constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement to the Plan, or (iii) a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, Plan Administrator may elect to object to ultimate payment of such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

G.	No Interest or Penalties.

No interest or penalties shall be paid on account of Disputed Claims, including, without limitation, Disputed Claims that become Allowed Claims.

X.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases.

All executory contracts and unexpired leases that exist between the Debtors and any Person shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion or notice for approval of the assumption, assumption and assignment, or rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date, (iii) that is specifically designated on Schedule A-1 as a contract or lease to be assumed as modified by mutual agreement of the Debtors on one hand and the Exit Facility Agent on the other hand (for the avoidance of doubt, any such contract or lease that is not so mutually modified shall be deemed rejected by the Debtors as of the Effective Date), which contracts and/or leases, as so mutually modified, will be filed with the Plan Supplement or (iv) that is specifically designated as a contract or lease to be assumed on Schedule A to the Plan, provided, however, that the Debtors reserve the right, on or prior to the Effective Date and subject to the consent of the Exit Facility Agent in its sole and absolute discretion, to amend Schedule A to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected; provided, further, however, that the Debtors shall not (y) remove any Core Agreement from Schedule A or (z) add any executory contract or unexpired lease thereto, unless, in each case, the Exit Facility Agent shall have consented to such removal in its sole and absolute discretion.  The Debtors shall provide notice of any amendments to Schedule A to the parties to the executory contracts and unexpired leases affected thereby.  In the event Schedule A has been amended as provided for in Section 9.01(a) of the Plan, the Debtors shall file an amended version of Schedule A with the Plan Supplement.  The listing of a document on Schedule A shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.  Notwithstanding anything to the contrary in the Plan, Permits shall not be deemed rejected by virtue of the Plan notwithstanding the fact that they may be deemed executory contracts.

B.	Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption or assumption and assignment of the executory contracts and unexpired leases to be assumed or assumed and assigned pursuant to Section 9.01 of the Plan, and (ii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases to be rejected pursuant to Section 9.01 of the Plan.

C.	Inclusiveness.

Unless otherwise specified on Schedule A, each executory contract and unexpired lease listed or to be listed on Schedule A shall include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly, as of the Effective Date, by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such modifications, amendments, supplements, restatements or other such agreements or documents are listed on Schedule A.

D.	Cure of Defaults.

Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Plan Administrator shall pay all undisputed Cure Claims.  All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.

E.	Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.01 of the Plan must be filed with the Bankruptcy Court and served upon the Plan Administrator no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule A.  All such Claims not filed within such time will be forever barred from assertion against the Debtors, Reorganized Debtors, their respective property and their successors and assigns.

XI.	EFFECT OF CONFIRMATION

A.	No Survival of Corporate Reimbursement Obligations.

The obligations of the Debtors and Reorganized Debtors to defend, indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers, members, managers, or employees, respectively, prior to the Effective Date, in their capacity as directors, officers, members, managers or employees, against any Claims or obligations pursuant to the Debtors’ Charter Documents, applicable state law or specific agreement, or any combination of the foregoing, shall not survive confirmation of the Plan, and shall be discharged irrespective of whether indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before, on or after the Effective Date; provided; however, that nothing in Section 10.01 of the Plan shall impair the rights of any Person on account of any timely filed Proof of Claim on account of any Claim accrued prior to the Petition Date based upon any of the foregoing obligations.

B.	Vesting of Assets.

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided in the Plan.  From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

C.	Discharge of Claims.

Except as otherwise provided in the Plan or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all existing debts and Claims of any kind, nature, or description whatsoever, including any interest accrued on such Claims from and after the Petition Date, against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors, their estates, the Reorganized Debtors, or any of their respective assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim.

D.	Discharge of Debtors.

Upon the Effective Date, except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any Affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, the Reorganized Debtors and the Estates, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, including rights of setoff and recoupment, and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim.

E.	Release of Claims

1.	Releases by Debtors and the Creditors’ Committee.

Except for the right to enforce the Plan, each Debtor and Reorganized Debtor, the Creditors’ Committee, and each of their respective present and former directors, officers, employees, managers, partners, members and Advisors, shall be deemed, effective upon the occurrence of the Effective Date, to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

2.	Releases by Holders of Claims.

Except for the right to enforce the Plan, each Person who votes to accept the Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, trustee or securities intermediary, shall be deemed, effective upon the occurrence of the Effective Date, to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

3.	Mutual Releases of Debtors and non-Debtor Affiliates.

As of the Effective Date, (i) the Debtors, on behalf of themselves and the Estates, on the one hand, and (ii) each non-Debtor Affiliate of any Debtor, on the other, and each of their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them (other than as set forth in Section 10.05(d)(D) of the Plan), shall be deemed to forever release, waive and discharge all Claims and Causes of Action arising prior to the Effective Date that such Person has, had or may have against the other, including, without limitation, the PEI Claim; provided, however, that the releases provided in this paragraph shall have no effect on:  (A) the liability of any Person that would otherwise result from the failure of such Person to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; (B) the liability of a Person that would otherwise result from any such act, omission or occurrence to the extent that such act, omission or occurrence is determined in a Final Order to have constituted gross negligence or willful misconduct; (C) Administrative Expense Claims of non-Debtor Affiliates of the Debtors accrued subsequent to the Petition Date, which shall not be so extinguished and shall be payable as and to the extent provided for in the DIP Orders and the Plan; or (D) the liability of PEI to the Reorganized Debtors under the Sponsor Support Agreement, provided, however, that as of the Effective Date such liability shall [be deemed capped at $[______] in the aggregate / relate only to matters involving certain Magic Valley Plant permits currently being amended]5.

4.	Mutual Releases of Lenders and non-Debtor Affiliates.

As of the Effective Date, (i) the Secured Lenders, the Exit Facility Lenders and the  Accounts Banks on the one hand, and (ii) each non-Debtor Affiliate of any Debtor, on the other, and each of their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all Claims and Causes of Action arising prior to the Effective Date that such Person has, had or may have against each other [in connection with or related to the Debtors or the Chapter 11 Cases], provided, however, that the releases provided in this paragraph shall have no effect on:  (A) the liability of any Person that would otherwise result from the failure of such Person to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be assumed, entered into or delivered in connection with the Plan; (B) the liability of any Person that would otherwise result from any such act, omission or occurrence to the text that such act, omission or occurrence is determined in a Final Order to have constituted gross negligence or willful misconduct; (C) the liability of PEI to the Reorganized Debtors under the Sponsor Support Agreement, provided, however, that as of the Effective Date such liability shall [be deemed capped at $[______] in the aggregate / relate only to matters involving certain Magic Valley Plant permits currently being amended]6; or (D) any claims of the Debtors against non-Debtor Affiliates that are not released pursuant to Section 10.05(c) of the Plan to the extent such claims can be, and are, asserted by any Secured Lender and/or Exit Facility Lender on behalf of the Debtors or otherwise.

__________________
5	Section XI(E)(3)(D) is subject to change and will be finalized in a subsequent filing.

6	Section XI(E)(4)(C) is subject to change and will be finalized in a subsequent filing.

5.	Injunction Related to Releases.

The Confirmation Order will enjoin permanently the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to Section 10.05 of the Plan.

F.	Injunction.

Except as otherwise provided in the Plan or an order of the Court, on and after the Confirmation Date, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtors or their estates are, with respect to any such Claims or Equity Interests, permanently enjoined from and after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, their estates, the Reorganized Debtors, the Released Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons (collectively, the “Injunction Parties”), or against any property of the Injunction Parties; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, of any judgment, award, decree or order against the Injunction Parties or against any property of the Injunction Parties; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Injunction Parties or against any property of the Injunction Parties; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Injunction Parties; and (e) taking any actions in any place and in any manner whatsoever that do not conform to or comply with the provisions of the Plan.

G.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Petition Date, shall remain in full force and effect until the earlier of the time the Chapter 11 Cases are closed and the time the Chapter 11 Cases are dismissed.

H.	Exculpation.

None of the Released Parties, the Reorganized Debtors, the Plan Administrator, the Disbursing Agent, the Creditors’ Committee, or their respective present or former subsidiaries, Affiliates, agents, directors, officers, employees, members, shareholders, managers, agents, attorneys, other advisors and representatives, and each of the successors and assigns of each of the foregoing shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, arising out of or in preparation for filing, the Chapter 11 Cases, the preparation or negotiation of the Disclosure Statement and Plan, the solicitation of votes in connection with the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.  Nothing in Section 10.08 of the Plan shall limit the liability of the professionals of the foregoing exculpated parties to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.  This provision shall not be deemed to act to release any Avoidance Actions.

I.	Avoidance Actions.

Except to the extent released under the Plan, from and after the Effective Date, the Plan Administrator shall have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code (collectively, “Avoidance Actions”) that belonged to the Debtors or Debtors in Possession immediately prior to the Petition Date, and all such Avoidance Actions may be investigated, prosecuted and/or settled by the Plan Administrator to the full extent the Debtors were authorized to take such actions prior to the Effective Date.  Avoidance Actions against holders of Allowed General Unsecured Claims shall not be pursued; provided, however, that the Debtors’,  Reorganized Debtors’ and the Plan Administrator’s rights and defenses with respect to General Unsecured Claims shall be fully preserved, including the assertion of Avoidance Action Claim for defensive or setoff purposes in connection with objections to Claims or otherwise.

J.	Retention of Causes of Action/Reservation of Rights.

1.  Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Reorganized Debtors may have or choose to assert on behalf of the Estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Reorganized Debtors, their officers, directors, or representatives, or (ii) the turnover of any property of the Estates; provided, however, that the Reorganized Debtors shall not retain the right to prosecute any Causes of Action against any Person released pursuant to Section 10.05 of the Plan.

2.  Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by the Plan.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced.  All of the Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan are and shall be specifically and unequivocally preserved for the benefit of the Reorganized Debtors and may be asserted by the Reorganized Debtors on and after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

K.	Substantive Consolidation.

The Confirmation Order shall approve the consolidation of the Debtors solely for the purpose of implementing the Plan, including for purposes of voting, confirmation and distributions to be made under the Plan.  Pursuant to such order: (1) all assets and liabilities of the Debtors shall be deemed merged; (2) all guarantees by one Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the Debtors; and (3) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against all of the Debtors and shall be deemed one Claim against all of the Debtors.  Such consolidation (other than for the purpose of implementing the Plan) shall not affect: (1) the legal and organizational structures of the Debtors; or (2) distributions from any insurance policies or proceeds of such policies.  In addition, such consolidation shall not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.  If any party in interest challenges the proposed limited substantive consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by entity basis.

XII.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Effectiveness.

The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.03 of the Plan:

1.  The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered and became a Final Order;

2.  The Reorganization Transaction satisfying the requirements of Section 5.02 of the Plan shall have been consummated and the amounts specified in Section 5.02 of the Plan shall have been fully paid or funded, as applicable;

3.  All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

4.  The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, audited financial statements, and documents that are necessary to implement the Plan and consummate the Reorganization Transaction, and that are required by law, regulation, or order; and

5.  Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

B.	Failure of Conditions.

In the event that one or more of the conditions specified in Section 11.01 of the Plan have not occurred or otherwise been waived pursuant to Section 11.03 of the Plan on or before the thirty first day after the date the Confirmation Order is entered by the Bankruptcy Court, as such date may be extended from time to time by the mutual agreement, in their respective sole and absolute discretion, of the Exit Facility Agent and the Debtors, (i) the Confirmation Order shall be vacated, (ii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iii) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged (subject to a reduction of such Claims for any amounts distributed by the Plan Administrator prior to such date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

C.	Waiver of Conditions.

The Debtors, with the consent of the Agents and the Exit Facility Agent in their respective sole and absolute discretion and to the extent not prohibited by applicable law, may waive one or more of the conditions precedent to effectiveness of the Plan set forth in Section 11.01 of the Plan other than the condition specified in Section 11.01(b) of the Plan.

XIII.	RETENTION OF JURISDICTION

A.	Exclusive Jurisdiction

Subject to Section 8.03 of the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

1.  To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Chapter 11 Cases;

2.  To hear and determine any and all adversary proceedings, applications, and contested matters;

3.  To hear and determine any objection to any Claim;

4.  To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

5.  To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

6.  To consider any amendments to, or modifications of, the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

7.  To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

8.  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

9.  To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

10.  To recover all assets of the Debtors and property of the Debtors and the Estates, wherever located;

11.  To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

12.  To resolve any Disputed Claims;

13.  To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

14.  To resolve any disputes (i) regarding the payment of fees and reimbursement of expenses of any professional retained by the Plan Administrator or the Debtors (if applicable) on and after the Effective Date and (ii) between the Exit Facility Agent and counsel for the Estates regarding the choice of a successor Plan Administrator;

15.  To hear any other matter not inconsistent with the Bankruptcy Code; and

16.  To enter a final decree closing the Chapter 11 Cases.

XIV.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN CONSUMMATION

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

A.	General

A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW.  THE DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS, JUDICIAL DECISIONS AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE OF THIS DISCLOSURE STATEMENT.  CHANGES IN ANY OF THESE AUTHORITIES OR IN THEIR INTERPRETATION MAY HAVE RETROACTIVE EFFECT, WHICH MAY CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.  NO RULING HAS BEEN REQUESTED FROM THE IRS, AND NO LEGAL OPINION HAS BEEN REQUESTED FROM COUNSEL, CONCERNING ANY TAX CONSEQUENCE OF THE PLAN, AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS.  FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS.  THIS DESCRIPTION DOES NOT DISCUSS THE POSSIBLE STATE OR LOCAL TAX OR NON-U.S. TAX CONSEQUENCES THAT MIGHT APPLY TO THE DEBTORS OR TO HOLDERS OF CLAIMS.  THIS DISCUSSION DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO A CURRENT HOLDER OF AN EQUITY INTEREST IN A DEBTOR (I.E., AS OPPOSED TO A HOLDER WHO ACQUIRES AN EQUITY INTEREST IN A DEBTOR PURSUANT TO THE PLAN).  THIS DISCUSSION DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE NEW PEH OPTION PLAN.  THIS DISCUSSION DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF UNIMPAIRED CLAIMS, SECURED TAX CLAIMS, OR ANY CLAIMS WHICH WOULD BE REINSTATED OR PAID IN FULL ON THE EFFECTIVE DATE OR IN ORDINARY COURSE PURSUANT TO THE PLAN.  THIS DISCUSSION DOES NOT ADDRESS THE APPLICATION OF THE ORIGINAL ISSUE DISCOUNT RULES OF SECTIONS 1271-1275 OF THE CODE TO ANY HOLDERS OF CLAIMS WITH ORIGINAL ISSUE DISCOUNT.

FOR THOSE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

B.	Tax Consequences to Holders Upon Receipt of Payment of Allowed Claims Pursuant to Plan Generally

The federal income tax consequences of the implementation of the Plan to the holders of Allowed Claims will depend, among other things, on the consideration to be received by the holder, whether the holder reports income on the accrual or cash method, whether the holder receives distributions under the Plan in more than one taxable year, whether the holder’s claim is allowed or disputed on the Effective Date, and whether the holder has taken a bad debt deduction or a worthless security deduction with respect to its claim.

1.	Recognition of Gain or Loss

In general, a holder of an Allowed Claim should recognize gain or loss equal to the amount realized under the Plan in respect of its claim less the holder’s tax basis in the claim.  The holder’s amount realized generally will equal the sum of the cash and the fair market value of any other property received by the holder under the Plan on the Effective Date or a subsequent distribution date, less the amount (if any) treated as interest, as discussed below.  Any gain or loss recognized in the exchange may be long-term or short-term capital gain or loss or ordinary income or loss, depending upon the nature of the Allowed Claim and the holder, the length of time the holder held the claim, and whether the claim was acquired at a market discount.  If the holder realizes a capital loss, the holder’s deduction of the loss may be subject to limitation.  The holder’s tax basis for any property received under the Plan generally will equal such property’s fair market value.

2.	Post-Effective Date Cash Distributions

If a holder of an Allowed Claim receives a cash distribution after the Effective Date, the imputed interest provisions of the Internal Revenue Code may apply and cause a portion of the distribution to be treated as interest.  Additionally, if a holder receives distributions with respect to an Allowed Claim in a taxable year or years following the year of the initial distribution, any loss and a portion of any gain realized by the holder may be deferred.  Holders of Allowed Claims should consult their tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting with respect to their claims.

3.	Receipt of Interest

Holders of Allowed Claims will recognize ordinary income to the extent that they receive cash or property that is allocable to accrued but unpaid prepetition interest which the holder has not yet included in its income.  If an Allowed Claim includes interest, and if the holder receives less than the amount of the Allowed Claim pursuant to the Plan, the holder must allocate the Plan consideration between principal and interest.  The Plan provides that amounts transferred to holders with respect to Allowed Claims are allocable first to the principal amount of such claims and then to unpaid interest accrued prior to the Petition Date.  It is not clear that this allocation will be respected, but there is language in the legislative history of the Bankruptcy Tax Act of 1980 that suggests (i) that it should be and (ii) that holders are bound by the allocation between principal and interest made in the Plan.  Holders of Allowed Claims should consult their own tax advisors regarding this issue.  If the Plan consideration allocable to interest with respect to an Allowed Claim is less than the amount that the holder has previously included as interest income, the previously included but unpaid interest may be deducted, generally as a loss.

4.	Bad Debt or Worthless Securities Deduction

A holder who receives in respect of an Allowed Claim an amount less than the holder’s tax basis in the claim may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under Section 166(a) of the Internal Revenue Code or a worthless securities deduction under Section 165(g) of the Internal Revenue Code.  The rules governing the character, timing and amount of bad debt and worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed.  Holders of Allowed Claims, therefore, should consult their tax advisors with respect to their ability to take such a deduction.

C.	Certain Tax Consequences of the Reorganization Transaction

1.	In General

In connection with the Reorganization Transaction, the Prepetition Lenders and the Exit Facility Lenders will form a new limited liability company, New PE Holdco, approximately 73% of which will be owned by the Prepetition Lenders and approximately 27% owned by the Exit Facility Lenders.  Effective as of the Effective Date, all PEH Equity Interests will be deemed cancelled and null and void.  On the Effective Date, 100% of the newly-issued membership interests in Reorganized PEH will be transferred to New PE Holdco in exchange for $100 of consideration.  Concurrent with the transfer of membership interests in Reorganized PEH to New PE Holdco, each Prepetition Lender will enter into a discharge agreement, in form and substance acceptable to the Debtors, pursuant to which such Prepetition Lender will cancel and discharge a pro rata portion of the Prepetition Facility Deficiency Claims.

Prior to the Reorganization Transaction, the Debtors, as single-member domestic limited liability companies that have not elected to be taxed as corporations, will be treated as disregarded entities for U.S. federal tax purposes.  Subsequent to the Reorganization Transaction, the Reorganized Debtors will continue to be single-member domestic limited liability companies; therefore, the Reorganized Debtors will continue to be treated as disregarded entities for U.S. federal tax purposes (assuming that none of them elects to be taxed as a corporation).  Accordingly, provided that, on the Effective Date, the fair market value of the interests in Reorganized PEH does not exceed $100, New PE Holdco's acquisition of interests in Reorganized PEH arguably should be treated for tax purposes as a purchase by New PE Holdco, for cash, of all of the assets of the Reorganized Debtors, subject to all of the liabilities of the Reorganized Debtors.  PECA and New PE Holdco will agree to allocate the $100 of consideration (and the liabilities of the Reorganized Debtors and any other items treated as consideration paid for the assets of the Reorganized Debtors for U.S. federal income tax purposes) among the assets of the Reorganized Debtors in accordance with Section 1060 of the Internal Revenue Code.

D.	Information Reporting and Withholding

Under the Internal Revenue Code’s backup withholding rules, the holder of an Allowed Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the holder comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact, or provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax.  Holders of Allowed Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

XV.	ADDITIONAL INFORMATION

Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof.  Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement.  The Debtors will file all exhibits to the Plan with the Bankruptcy Court and make them available for review on Epiq’s website: http://chapter11.epiqsystems.com.

XVI.	RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives.  Consequently, the Debtors urge all holders of Claims in Classes 4, 5, and 6 to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: March 26, 2010	Respectfully submitted,

PACIFIC ETHANOL HOLDING CO. LLC, on its own behalf and on behalf of each other Debtor

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: President and Chief Executive Officer

EXHIBIT I

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

[FILED AS EXHIBIT 99.1]

EXHIBIT II

SOLICITATION ORDER

EXHIBIT III

CHAPTER 7 LIQUIDATION ANALYSIS

V-1

Pacific Ethanol Holding Co. LLC, et al.
Liquidation Analysis

Pacific Ethanol Holding Co. LLC (“PEHC”), with the assistance of its restructuring and financial advisors, FTI Consulting Inc., has prepared this hypothetical liquidation analysis (the “Liquidation Analysis") in connection with the Disclosure Statement. The Liquidation Analysis indicates the values which may be obtained by classes and types of Claims upon disposition of assets, pursuant to a Chapter 7 liquidation, as an alternative to continued operation of the business under the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed below. All capitalized terms not defined in this Appendix have the meanings ascribed to them in the Plan and the Disclosure Statement to which this Appendix is attached, as applicable.

The Liquidation Analysis has been prepared assuming that the Debtors’ current Chapter 11 cases convert to Chapter 7 cases on April 1, 2010 (the "Liquidation Date"), the operations are orderly wound down and their assets are liquidated. The Liquidation Analysis is based on the unaudited book values as of February 28, 2010 unless otherwise stated. The adjusted book values are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The consolidation of the Debtor entities in the Liquidation Analysis has been prepared in a format consistent with the Plan (the “Substantive Consolidation” under the Plan). It is not believed the liquidation of the assets of the individual Debtors would present a result materially different from that presented in the consolidated presentation.

The Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation of the Debtors if a Chapter 7 Trustee (the "Trustee") were appointed by the Bankruptcy Court to convert the assets into cash. The determination of the hypothetical proceeds from the liquidation of assets is an uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by the Debtors’ management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. In instances where assumptions and/or methodologies had to be utilized with regard to developing estimates or presenting the treatment of assets and Claims that could potentially benefit one class of creditors as compared to the alternative, the assumption that would likely benefit the general unsecured creditors was assumed. ACCORDINGLY, NEITHER THE DEBTORS NOR ITS ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT APPROXIMATE THE ASSUMPTIONS REPRESENTED HEREIN. ACTUAL RESULTS COULD VARY MATERIALY.

In preparing the Liquidation Analysis, the Debtors have estimated an amount of Allowed Claims for each class or type of Claims based upon a review of claims asserted against the Debtors. Additional Claims were estimated to include certain post-petition obligations. The estimate of Allowed Claims in the Liquidation Analysis is based on the par value of those claims. No order or finding has been entered or made by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed

Pacific Ethanol Holding Co. LLC, et al.
Liquidation Analysis

Claims under the Plan. The actual amount of Allowed Claims could be materially different from the amount of claims estimated in the Liquidation Analysis.

The Liquidation Analysis envisions the orderly wind-down and liquidation of substantially all of the Debtors’ operations over a 6 to 10 week period (the "Wind-Down Period"). The orderly wind-down of the Debtors’ operations will require the continued utilization of services and goods of Pacific Ethanol, Inc. (“PEI”), the non-debtor parent company which presently provides asset management services to the Debtors pursuant to an asset management agreement (the “Asset Management Agreement”). This Liquidation Analysis assumes the continuation of services of PEI under the Asset Management Agreement to complete the shutdown and disposal of the assets of the estate. Conversely, a sudden shut-down of the Debtors’ operations and abandonment of technical knowhow would be highly disruptive to the assets and would further reduce the recovery values in a liquidation.

The Liquidation Analysis does not include estimates for the tax consequences that may be triggered upon the liquidation and sale events of assets in the manner described above. Such tax consequences may be material. The Liquidation Analysis does not include estimates of recoveries resulting from any potential preference, fraudulent transfer or other litigation or avoidance actions. It is not believed that such recoveries would have a material impact on the overall liquidation value of PEHC.

The following notes describe the significant assumptions reflected in the Liquidation Analysis.

ASSET RECOVERY

1.
Cash, Cash Equivalents and Short-Term Investments include cash in the Debtors’ domestic bank accounts, cash equivalents, and investments that mature within 90 days or less. The estimated recovery for this category of assets is 100%.

2.
Accrued Receivables includes overpayment to vendors (debit balances in accounts payable), receivable due from JD Heiskell (“JDH”) and rail incentives. Assumed recovery for rail incentives is approximately 80% to 90% as incentives for the Boardman plant are automatically processed and should encounter minimal collection issues. Vendor overpayments consist of approximately 50% prepayments for raw materials and will be potentially difficult to collect in a liquidation, recovery range is estimated at 30% to 50%, and receivable from JDH is deemed to be 100% recoverable for a blended rate of approximately 57% to 72%

3.	Accrued Receivables Professional Retainers includes retainers paid to bankruptcy professionals and are deemed 100% recoverable.

4.
Inter-Debtor Receivables include amounts due from one Debtor to another Debtor, including amounts due Pacific Ethanol Columbia, LLC by PEHC, for example. The Debtors assume that these receivables will be netted to zero in the consolidation of PEHC

Pacific Ethanol Holding Co. LLC, et al.
Liquidation Analysis

and the Debtor subsidiaries. Therefore, the estimated recoveries are 0% of the net book value of inter-debtor accounts receivable.

5.
Inter-company Receivables include inter-company trade and intercompany charges related to activity between Debtors and the non-Debtors. Inter-company trade includes sales of ethanol to Kinergy and sales of WDG to Pacific Ag. Intercompany charges are charges to the Debtors for goods and services directly allocable to those Debtors. All Inter-Company Receivables are collected through the wind-down and reflected in the wind-down revenues.

6.
Inventories - the analysis assumed that the chapter 7 trustee would retain sufficient plant level personnel to complete the conversion of raw material and in-process inventory to finished product; recovery for the currently operating plants at Magic Valley and Boardman is reflected in the wind-down revenues. Inventory balances include remaining raw materials such as enzymes and chemicals, and a small work-in-process and finished goods balance at Pacific Ethanol Stockton, LLC. Due to the commodity nature of the finished products, the Liquidation Analysis assumes that customers will continue to purchase the ethanol and WDG product from the Debtors at market prices. The resulting liquidation values employed in the Liquidation Analysis are equal to a blended recovery of 63 % to 81 % of net book value.

7.	Spare Parts Inventory the liquidation analysis assumes a limited recovery for the liquidation of spare parts of approximately 20% to 50%.

8.
Prepaid Expenses include prepaid insurance, bank fees and property tax through June 2010. While property tax and bank fees are not recoverable in liquidation, prepaid insurance is deemed approximately 80% to 90% recoverable yielding a blended recovery of approximately 44% to 49%.

9.	Derivative Instruments and Deferred Financing Fees are associated with the credit facility under the Prepetition Credit Agreement, thus liquidation value is zero.

10.	Utility Deposits include deposits to Umatilla Electric, Ibedrolla, Port of Morrow, and Port of Stockton and are deemed 75% to 100% recoverable in liquidation.

11.
Tidewater Deposit represents the deposit with Tidewater Co. and Tidewater Barge Lines, Inc for the transportation and dock services agreement expiring in September 2012, and according to General Counsel this deposit would be forfeited in the event of liquidation.

12.
Property, Plant, and Equipment includes real property, ethanol plant machinery & equipment and special tools. The liquidation value of real property is estimated considering net book values, as well as recent sales of ethanol plants during 2009 and 2010, adjusted for factors such as operating vs. non-operating plant, size of the plant and facility, location (destination vs. Midwest), transportation links (rail, barge, truck), plant

Pacific Ethanol Holding Co. LLC, et al.
Liquidation Analysis

technology and output, and the available time to market the assets. The estimated percentages for plant, property and equipment are approximately 30 cents to 35 cents per gallon of ethanol production capacity, inclusive of leasehold improvements.

CHAPTER 7 COSTS

Costs specifically related to the liquidation of individual assets and all other costs associated with the liquidation are included in Chapter 7 costs, except where noted. The Chapter 7 costs include the following:

13.
Trustee Fees includes all fees paid to the Chapter 7 Trustee by each Debtor, consistent with the fee structure set forth in the Bankruptcy Code. In light of the size of the distributions, the Chapter 7 Trustee Fee is estimated at the 3% maximum allowed under the Bankruptcy Code.

14.	Professional Fees include the cost of liquidators, financial advisors, attorneys, and other professionals retained by the Trustee in connection with the wind-down of the estates.

15.	Transaction Fees represents transaction fee for the sale of assets, estimated at approximately 2% of sale price of the plants.

16.
Wind-Down Costs The Liquidation Analysis contemplates the consensual, orderly wind-down and liquidation of the Debtors’ U.S. operations during a 6 to 10 week period. During the Wind-Down Period, the Debtors would shut down the Columbia Plant in Boardman, Oregon and the Magic Valley plant in Burley, Idaho and purge the fermentation tanks of all remaining material and fluids. The finished product of ethanol and WDG would be sold and all remaining thin stillage would be disposed of. The remaining plants would be maintained in cold shut down mode as they are presently being held until completion of the sale in liquidation. Management believes that a "consensual" wind-down, as outlined above, would yield significantly higher recoveries in a liquidation by (i) allowing for purging and safe-keeping of the Columbia plant asset, (ii) providing a method to dispose of existing products and materials on site to eliminate environmental hazards and penalties, (iii) providing for the safe-keeping of the ethanol plant assets at Boardman, Stockton, Magic Valley and Madera, and (iv) maximizing the value of the sale of the plants in a liquidation process by having knowledgeable personnel on site and available records to work with buyers.

Wind-down costs can be grouped into five categories: production operating income/losses; selling, general and administrative expenses; plant closing costs; severance payments; and Asset Management Agreement fees. In the aggregate, total wind-down expenses are estimated at approximately $4.5 million to $5.4 million in the 6 to 10 week wind-down periods, respectively. Pacific Ethanol Columbia and Magic Valley are projected to produce approximately $4.9 million in revenues during the wind down period.

Pacific Ethanol Holding Co. LLC, et al.
Liquidation Analysis

CLAIMS

17.	Carve Out represents estimated accrued and unpaid Chapter 11 professional fees.

18.	Secured Claims predominately includes claims for the DIP Claim, unpaid professional fees associated with the DIP lenders, and Prepetition Facility Secured Claims.

19.	Administrative and Priority Claims primarily includes claims arising during the Chapter 11 Cases and various priority tax claims.

20.	General Unsecured Claims include estimates for all unsecured non-priority claims arising prior to the chapter 11 cases as reported in the Debtors Schedule of Assets and Liabilities.

Pacific Ethanol Holding Co. LLC et al., The Debtors
Liquidation Analysis

Basis for Liquidation:
Effective April 1, 2010, Chapter 7 Trustee appointed, Pacific Ethanol Columbia, LLC and Pacific Ethanol Magic Valley, LLC plants shut down , (along with Pacific Ethanol Stockton LLC, Pacific Ethanol Madera LLC).
No access to DIP borrowings. Trustee motivated to achieve quick disposal of plants and related assets.
$0.30 to $0.35 per gallon recovery for plant assets is based on prior exposure of plants to the market and high quality of operational assets.

	28-Feb-10 Balance	31-Mar-10 Projected	Est. Recovery % Low	Est. Recovery % High	Proceeds Low	Proceeds High	Notes
Assets
Cash and Equivalents	$2,051,344	7,529,306	100%	100%	$7,529,306	$7,529,306
Accrued Receivable	352,486	352,486	57%	72%	199,540	253,960	1
Accrued Receivable - Prof Retainers	455,000	455,000	100%	100%	455,000	455,000	2
Inter-Debtor Receivable	-	-	0%	0%	-	-
Inter-Company - Due from Upper Tier	5,120,806	-	100%	100%	-	-	3
Raw Materials Inventory	2,333,185	161,287	20%	50%	32,257	80,643	4
Work in Process Inventories	2,206,686	105,986	90%	100%	95,387	105,986	4
Finished Goods Inventories	3,634,557	149,842	90%	100%	134,858	149,842	4
Spare Parts Inventory	907,134	907,134	20%	50%	181,427	453,567	5
Prepaid Expenses	833,653	675,626	44%	49%	296,042	333,047	6
Derivative Instruments	20,641	20,641	0%	0%	-	-	7
Deferred Financing Fees	515,531	515,531	0%	0%	-	-	7
Deposits - Utility	390,977	390,977	75%	100%	293,232	390,977	8
JDH - Deposits	800,000	800,000	75%	100%	600,000	800,000	9
Tidewater Deposit	450,585	450,585	0%	0%	-	-	10
Property and Equipment (Net Book Value)	403,391,075	403,391,075	15%	17%	60,000,000	70,000,000
Total Assets Book Value	$423,463,659	$415,905,474

	Total Proceeds Available for Distribution				$69,817,049	$80,552,327

Notes:
1
Represents $222K in vendor overpayments (debit balances in accounts payable) as well as accruals for $90K in rail incentives and $40K due from JDH Rail incentives deemed approximately 80% -90% collectible, whereas overpayments will likely be 30% -50% collectible and JDH is 100% collectible, blended recovery of 57% - 72%

2	Represents retainers paid to bankruptcy professionals from PEHC, to be applied towards professional fee incurred.
3	All inter-company due from upper tier accounts receivable are due from Kinergy and Pacific Ag Products and are collected in their entirety through the wind-down process
4	Production is curtailed in March and wound down in April.

All Pacific Ethanol Columbia, LLC and Pacific Ethanol Magic Valley, LLC raw material, work in process and finished goods inventory will be processed and sold as part of the wind-down; and included in wind-down revenues.

Raw Material Balance as of March 31, 2010 represents chemicals and enzymes in idle plants
Finished Goods and Work in Process balance as of March 31 is at Pacific Ethanol Stockton LLC, less $75K for permitting and degassing
5	Spare parts inventory
6	Balance as of March 31 represents prepaid insurance (55%), property taxes (40%), Bank Fees and other (5%)
Property tax and bank fees will not be refunded in the event of liquidation however it is estimated that approximately 80%-90% of prepaid insurance will be recovered, blended recovery of 44% to 49%
7	Associated with Prepetition Facility Secured Claim- no liquidation value
8	Utility deposit with Umatilla Electric, and Port of Morrow for Pacific Ethanol Columbia, LLC and Port of Stockton for Pacific Ethanol Stockton LLC , Ibedrolla for Pacific Ethanol Magic Valley, LLC
9	Company pays daily for the consumption from the prior day. The deposits is an estimate of 3 days usage (to cover 3 days over the weekend (Fri thru Sun))
10	Deposit for Transportation and Dock Services Agreement not recoverable in the event of a liquidation.

Pacific Ethanol Holding Co. LLC et al., The Debtors
Liquidation Analysis
Allocation of Proceeds – Recoveries

	Est. Claim 28-Feb-10	Est. Claim 31-Mar-10	Est. Payment Low	Est. Payment High	Notes
Chapter 7 Expenses
Chapter 7 Trustee		3.00%	$(2,094,511)	$(2,416,570)	1
Transaction fee		2.00%	(1,200,000)	(1,400,000)	2
Professional fees		Exhibit 2	(800,000)	(360,000)	3
Operational wind-down revenues, net of costs		Exhibit 1	(477,730)	396,808	4
Total Chapter 7 Expenses			$(4,572,241)	$(3,779,762)
Payout % for Chapter 7 Expenses			100.00%	1010.00%
Shortfall – Chapter 7 Expenses			-	-
Net Distributable Value			$65,244,808	$76,772,566
Net Distributable Value per Gallon			$0.33	$0.38
Carve Out
Accrued and unpaid chapter 11 professional fees	(325,871)	(690,817)	$(690,817)	$(690,817)
Payout % for Carve Out			100.00%	100.00%
Shortfall – Carve Out			-	-
Remaining Distributable Value			$64,553,961	$76,081,749

Secured Claims – Post Petition Facility
Debtor in possession financing	$(22,187,112)	$(22,567,112)	$(22,567,112)	$(22,567,112)	5
DIP accrued interest payable & Fees	(232,904)	(57,742)	(57,742)	(57,742)	5
	$(22,420,016)	$(22,624,854)	$(22,624,854)	$(22,624,854)
Payout % for Post Petition Secured Claims			100.00%	100.00%
Shortfall – Post Petition Secured Claims			-	-
Remaining Distributable Value			$41,929,137	$853,456,894

Secured Claims – Roll-up Claims
Roll-up of prepetition Debt of DIP lenders	$(22,187,112)	$(22,567,112)	$(22,567,112)	$(22,567,112)	6
Payout % of Roll-up Claims			100.00%	100.00%
Shortfall – Roll-Up Claims			-	-
Remaining Distributable Value			$19,362,024	$30,889,782

Secured Claims – Prepetition Facility
Prepetition senior secured debt less roll-up	$(247,287,996)	$(246,907,996)	$(19,362,024)	$(30,889,782)	7
Payout % Prepetition Facility Claims			7.84%	12.51%
Shortfall – Prepetition Facility Claims			(227,545,971)	(216,018,214)
Remaining Distributable Value			$-	$-

Administrative Claims

Accrued and unpaid post petition taxes	$(540,561)	$(361,352)	$-	$-	8
Accrued and unpaid wages	(240,579)	(4,000)	-	-
Accrued and unpaid accounts payable	(5,427,730)	(2,000,000)	-	-
Total Administrative Expenses	$(6,208,870)	$(2,365,352)	$-	$-
Payout % Administrative Claims			0.00%	0.00%
Shortfall – Administrative Claims			(2,365,352)	(2,365,352)
Remaining Distributable Value			$-	$-

Priority Claims
Accrued and unpaid prepetition taxes	$(881,265)	$(618,053)	$-	$-	9
Payout % Priority Claims			0.00%	0.00%
Shortfall – Priority Claims			(618,053)	(618,053)
Remaining Distributable Value			$-	$-

General Unsecured Claims	$(1,041,802)	$(1,041,802)	$-	$-	10
Payout % General Unsecured Claims			0.00%	0.00%
Shortfall – General Unsecured Claims			(1,041,802)	(1,041,802)
Remaining Distributable Value			$-	$-

Notes

1. Chapter 7 trustee fee estimated at 3% of all monies disbursed
2 Transaction fee estimated at 2% plant liquidation value
3 Represents estimated Chapter 7 professional fees providing services to the Trustee
4 Wind down – estimated between 6-10 weeks
5 Amount estimated to be outstanding as of 3/31/10 per DIP budget. DIP Balance includes all interest being paid through 3/31/10, fees represent unpaid lender professionals
6 Equal to amount of principal drawn on DIP Loan as of March 31, 2010
7 Claim amount per Schedule D of the Schedule of Assets and Liabilities as of May 17, 2009, includes term loan, interest accrual on term loan, line of credit, interest rate swap, and letter of credit less amount of Roll-up Claim
8 Represent property taxes for Stockton, Madera and Magic Valley
9 Reconciled proof of claims as of 10/31/09 and amended Schedule E includes disputed interest and penalty
10 Claims per reconciled proof of claims and claims filed in schedule of assets and liabilities

EXHIBIT IV

FINANCIAL PROJECTIONS AND VALUATION

V-2

PEHC Three-year Model Summary

PEHC three-year model is mainly based on the following assumptions:

Operation Status and Production

The model assumes Stockton facility to start production from Q310 and Madera facility to start production from Q410.

Commodity Assumptions

Commodity prices are based on 21 trading days price average as of March 11 while assumes crush margin [as defined by OPIS LA – CBOT CORN] to increase 6cpg quarterly till 55cpg and flat afterwards.

Reorganization Assumptions

The model assumes PEHC out of bankruptcy from June 1, 2010, with new capital structure as proposed in the reorganization plan.

Other Items

•	Assumes new company carries the same GPPE and depreciation
•	Assumes new company carries no prepetition AP items
•	Working capital is based on current marketing agreements/best estimates
•
As final mechanics of the cash sweep mechanism remain to be determined, the projections assume no cash sweep or mandatory prepayments. Accordingly, excess cash is assumed to be retained in the Company’s accounts and used to repay the line of credit and Term Loans A1 and A2 at maturity.

•	Assume $500,000 CapEx quarterly for four plants combined
•	Exit facility usage is calculated based on actual company cash needs

 PEHC Reorganization Plan - Financial Statements Annually

	2010 Jun - Dec (1)	2011	2012	2013
Production gallons in 000 (2)	85,306	200,000	200,000	200,000
Crush Margin (3)	$0.53	$0.55	$0.55	$0.55

Income Statement in $000
Sales (net of marketing fee)	$210,800	$519,627	$523,336	$523,432
Minus: Cash COGS	200,059	481,342	484,330	484,522
Minus: Depreciation-plants(4)	15,044	25,790	25,790	25,790
Gross profit	(4,303)	12,495	13,216	13,120
SG&A Expenses
O&M fee	2,435	4,560	4,560	4,560
Non-cash compensation	34	72	72	72
Other SG&A at ethanol plants	497	1,024	1,024	1,024
Amortization - Financing Fee	255	510	510	255
Interest Expense (Income)	10,251	19,677	21,370	19,213
Net income before tax	(17,775)	(13,348)	(14,320)	(12,003)
Income tax	(6,221)	(4,672)	(5,012)	(4,201)
Net income after tax	(11,554)	(8,676)	(9,308)	(7,802)

EBITDA per gal	$0.09	$0.16	$0.17	$0.17

Balance Sheet in $000
ASSETS
CURRENT ASSETS
Cash and Equivalents	$-	$19,124	$41,408	$9,062
Accounts Receivable	12,563	14,591	14,644	14,644
Inventory	14,052	15,597	15,612	15,616
Other Current Assets	7,229	11,901	16,913	21,114
TOTAL CURRENT ASSETS	33,844	61,213	88,577	60,437
Property and Equipment Net (4)	383,034	359,244	335,454	311,664
OTHER ASSETS	1,275	765	255	-
TOTAL ASSETS	$418,153	$421,222	$424,286	$372,101

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts Payable	6,672	7,633	7,642	7,657
Accrued Payroll & Benefits, Taxes Payable	208	280	352	424
Other Current Liabilities	-	-	-	-
Exit Credit Facility	10,575	10,575	10,575	-
TOTAL CURRENT LIABILITIES	17,455	18,488	18,569	8,081
Term loan A1	24,000	24,000	24,000	-
Term loan A2	24,000	24,000	24,000	-
Term loan B	67,000	67,000	67,000	67,000
Term loan B -accrued PIK interest	5,609	16,321	28,613	42,718
Other Long-term Liabilities	-	-	-	-
TOTAL LIABILITIES	$138,064	$149,809	$162,182	$117,798
EQUITY	$280,089	$271,413	$262,105	$254,303
TOTAL LIABILITIES & EQUITY	$418,153	$421,222	$424,286	$372,101

Cash Flow Statement
Operating Activities
Net income	$(11,554)	$(8,676)	$(9,308)	$(7,802)
Add back depreciation & amortization	15,299	26,300	26,300	26,045
(Increase) decrease in accounts receivable	(6,047)	(2,029)	(53)	-
(Increase) decrease in inventories	(8,299)	(1,545)	(15)	(4)
(Increase) decrease in other current	(6,221)	(4,672)	(5,012)	(4,201)
Increase (decrease) in A/P and accrued	3,334	1,033	81	87
Increase (decrease) in PIK interest accrued	5,609	10,712	12,292	14,105
Net cash from (used by) operating activities	(7,879)	21,124	24,284	28,230

Investing Activities
Capital expenditures	(1,167)	(2,000)	(2,000)	(2,000)
Net cash from (used by) investing activities	(1,167)	(2,000)	(2,000)	(2,000)

Financing Activities (5)
Proceeds from line of credit	10,575	-	-	(10,575)
Proceeds from term loan A1	-	-	-	(24,000)
Proceeds from term loan A2	-	-	-	(24,000)
Proceeds from term loan B	-	-	-	-
Financing costs	(1,530)	-	-	-
Net cash from (used by) financing activities	9,045	-	-	(58,575)

Net cash flow	$(0)	$19,124	$22,284	$(32,346)

Cash and investments, beginning balance	$-	$-	$19,124	$41,408
Cash and investments, ending balance	$-	$19,124	$41,408	$9,062

Notes:
(1) Assumes out of BK from June 1, 2010
(2) Assumes PES to restart in Q310; and PEM to restart in Q410
(3) Commodity prices are based on past 21 trading days as of March 11, and crush margin is assumed to be flat at 55cpg from 2011
(4) The model carrys current book value of GPPE and depreciation schedule
(5) As final mechanics of the cash sweep mechanism are still to be determined, the projections assume no cash sweep or mandatory prepayments. For purposes of this projection, excess cash is assumed to be retained in the Company’s accounts and used to repay the line of credit and Term Loans A1 and A2 at maturity.